Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ASIAINFO HOLDINGS, INC.

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED,

CERTAIN SHAREHOLDERS OF LINKAGE TECHNOLOGIES INTERNATIONAL

HOLDINGS LIMITED,

AND

LIBIN SUN AS SHAREHOLDERS’ AGENT

December 4, 2009

LIST OF ATTACHMENTS, SCHEDULES AND EXHIBITS

Attachments

Attachment 1 Definitions

Exhibits

Exhibit A-1	List of Key Linkage Shareholders

Exhibit A-2	Consideration Distribution Schedules

Exhibit A-3	Escrow Distribution Schedule

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Lock-Up Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Stockholders’ Agreement

Exhibit F	Form of Voting Agreement

Exhibit G	Summary of Employment Terms

Exhibit H-1	Form of Legal Opinion (Linkage Cayman Islands Counsel)

Exhibit H-2	Form of Legal Opinion (Linkage PRC Counsel)

Exhibit H-3	Form of Legal Opinion (Company BVI Counsel)

Exhibit I-1	Form of Legal Opinion (AsiaInfo US Counsel)

Exhibit I-2	Form of Legal Opinion (AsiaInfo PRC Counsel)

Exhibit J	Form of Lianchuang Technology Company Limited Non-Compete and Non-Solicit Agreement

i

ARTICLE 1	PURCHASE AND SALE OF LINKAGE BVI SHARES	2

1.1	Sale and Purchase of Linkage BVI Shares; Issuance of Consideration	2

1.2	Closing	2

1.3	Post-Signing Events	3

1.4	Escrow	3

1.5	Lock-Up Agreements	4

1.6	Registration Rights Agreements	4

1.7	Distribution of Consideration	4

1.8	Pre-Closing Purchase Price Adjustment	5

1.9	Post-Closing Adjustments	7

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF LINKAGE AND THE KEY LINKAGE SHAREHOLDERS	9

2.1	Organization and Qualification	9

2.2	Subsidiaries	9

2.3	Capital Structure	10

2.4	Authority; No Conflict; Required Filings	12

2.5	Financial Statements	13

2.6	Material Contracts	14

2.7	Absence of Undisclosed Liabilities	15

2.8	Absence of Certain Changes or Events	15

2.9	Compliance with Laws	16

2.10	Permits	17

2.11	Litigation	17

2.12	Restrictions on Business Activities	18

2.13	Properties and Assets	18

2.14	Insurance	19

2.15	Taxes	19

2.16	Environmental Matters	21

2.17	Intellectual Property	22

2.18	Employees and Consultants	27

2.19	Employee Benefits	28

2.20	Brokers	30

2.21	Interested Party Transactions	30

2.22	Accounts Receivable	30

2.23	Customers	31

2.24	Suppliers	31

2.25	Products	31

2.26	Securities Act Matters	31

2.27	Full Disclosure	32

2.28	No Other Representations or Warranties	32

ARTICLE 2A	REPRESENTATIONS AND WARRANTIES OF KEY LINKAGE SHAREHOLDERS	33

2A.1	Organization and Qualification	33

2A.2	Authority; No Conflict; Required Filings	33

2A.3	No Other Representations or Warranties	34

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF ASIAINFO	35

3.1	Organization and Qualification	35

3.2	Capital Structure	35

3.3	Authority; No Conflict; Required Filings	38

3.4	SEC Filings; Financial Statements	39

3.5	Agreements, Contracts and Commitments	40

3.6	Absence of Undisclosed Liabilities	41

3.7	Absence of Certain Changes or Events	41

3.8	Compliance with Laws	41

3.9	Permits	42

3.10	Litigation	42

3.11	Restrictions on Business Activities	42

3.12	Properties and Assets	43

3.13	Taxes	43

3.14	Environmental Matters	44

3.15	Intellectual Property	45

3.16	Employee Matters	48

3.17	Customers	49

3.18	Suppliers	49

3.19	Related Party Transactions	49

3.20	Product or Service Liabilities	49

3.21	Brokers; Fairness Opinion	49

3.22	No Other Representations or Warranties	49

ARTICLE 4	CONDUCT PRIOR TO THE CLOSING DATE	50

4.1	Conduct of Businesses	50

4.2	No Solicitation	53

4.3	Access to Information	55

4.4	Confidentiality	55

4.5	Public Disclosure	56

4.6	Reasonable Efforts; Further Assurances	56

4.7	Notification of Certain Matters	56

4.8	Antitrust Laws	57

4.9	Proxy Statement	58

4.10	AsiaInfo Stockholders’ Meeting	60

4.11	NASDAQ Listing	61

ARTICLE 5	ADDITIONAL COVENANTS	61

5.1	Officers of Combined Company; Executive Committee	61

5.2	Board of Directors of the Combined Company	61

5.3	Change of Name	62

5.4	Company Headquarters	62

5.5	Distribution of the Consideration	62

5.6	Stockholders’ Agreement	63

5.7	Voting Agreement	63

5.8	Assignment Agreement	63

5.9	Non-Competition	63

5.10	Non-Competition Agreement	64

5.11	Tax Matters	64

5.12	Option Matters	65

ARTICLE 6	CONDITIONS TO THE COMBINATION	65

6.1	Conditions to Obligations of Each Party to Effect the Combination	65

6.2	Additional Conditions to Obligations of AsiaInfo	66

6.3	Additional Conditions to Obligations of Linkage and the Key Linkage Shareholders	68

ARTICLE 7	TERMINATION AND AMENDMENT	70

7.1	Termination	70

7.2	Effect of Termination	71

7.3	Fees and Expenses	71

7.4	Amendement	72

7.5	Extension; Waiver	72

ARTICLE 8	SURVIVAL; INDEMNIFICATION	72

8.1	Survival of Representations, Warranties, Covenants and Agreements	72

8.2	Indemnification	73

8.3	Method of Asserting Claims	76

8.4	Shareholders’ Agent	78

8.5	Actions of the Shareholders’ Agent	79

ARTICLE 9	GENERAL PROVISIONS	79

9.1	Notices	79

9.2	Counterparts	81

9.3	Entire Agreement; Nonassignability; Parties in Interest	81

9.4	Severability	81

9.5	Specific Performance; Remedies	82

9.6	Governing Law	82

9.7	Arbitration	82

9.8	Rules of Construction	83

9.9	Amendment; Waiver	83

9.10	No Third Party Beneficiary Rights	83

v

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (the “Agreement”) is made and entered into as of December 4, 2009 by and among AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”), Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands (“Linkage”), certain shareholders of Linkage listed in Exhibit A-1 (each individually, a “Key Linkage Shareholder” and collectively, the “Key Linkage Shareholders”) and Libin Sun as agent for the shareholders of Linkage (the “Shareholders’ Agent”).

RECITALS

A. AsiaInfo and Linkage are leading providers of software solutions and information technology services for the telecommunications industry in China.

B. The Linkage Board and the AsiaInfo Board believe it is advisable and in the best interests of their respective companies and the shareholders of their respective companies that AsiaInfo and Linkage combine their respective operations through Linkage’s sale of, and AsiaInfo’s purchase of, 100% of the outstanding share capital of Linkage’s wholly-owned Subsidiary, Linkage Technologies Investment Limited, a company organized under the laws of the British Virgin Islands (the “Company”), with the Company continuing as a wholly-owned Subsidiary of AsiaInfo (the “Combination”).

C. The Linkage Board and the AsiaInfo Board have accordingly approved the Combination.

D. Pursuant to the Combination, among other things, AsiaInfo shall purchase all of the outstanding ordinary shares, US$0.10 par value per share, of the Company (the “Linkage BVI Shares”), which represents all of the Company’s outstanding share capital, and pay the Consideration (as defined in Section 1.1(b)) upon the terms and subject to the conditions set forth herein.

E. Linkage, AsiaInfo and the Key Linkage Shareholders desire to make certain representations and warranties and other agreements in connection with the Combination.

F. Capitalized terms used herein but not otherwise defined shall have the meaning provided to them in Attachment 1.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the adequacy and receipt of which the parties hereby acknowledge, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF LINKAGE BVI SHARES

1.1 Sale and Purchase of Linkage BVI Shares; Issuance of Consideration.

(a) Subject to the terms and conditions of this Agreement, AsiaInfo (directly or through any of its Group Companies) agrees to purchase, and Linkage agrees to sell, convey, assign, transfer and deliver to AsiaInfo (or its designated Group Company), at the Closing, 9,288 Linkage BVI Shares, representing all of the outstanding share capital of the Company, free and clear of all Encumbrances. The Linkage BVI Shares sold to AsiaInfo (or its designated Group Company) pursuant to this Agreement are hereinafter referred to as the “Shares.”

(b) Subject to the terms and conditions of this Agreement, the aggregate purchase price payable by AsiaInfo (directly or through any of its Group Companies) to Linkage for the Shares shall be equal to (i) US$60 million (the “Cash Consideration”) and (ii) 26,832,731 shares of common stock of AsiaInfo (“AsiaInfo Common Stock”), par value US$ 0.01 per share (the “Stock Consideration,” and together with the Cash Consideration, the “Consideration”). The Consideration shall be subject to a pre-closing adjustment as contemplated by Section 1.8, and the adjustment contemplated in Section 6.2(o), in which event the terms “Cash Consideration,” “Stock Consideration” and “Consideration” shall refer to the Cash Consideration, the Stock Consideration and the Consideration, respectively, as adjusted in accordance with Sections 1.8 and/or 6.2(o) hereof and used accordingly.

(c) The Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to AsiaInfo Common Stock occurring on or after the date hereof but prior to the Closing.

1.2 Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two (2) Business Days, after the satisfaction or waiver of each of the conditions set forth in Article 6 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper, 20th Floor, South Tower, Beijing Kerry Center, No. 1 Guanghua Road, Chaoyang District, Beijing PRC, or at such other location as the parties hereto agree.

(b) At the Closing, AsiaInfo (directly or through any of its Group Companies) shall deliver to Linkage (i) certificates representing the Stock Consideration, which Stock Consideration shall be free and clear of all Encumbrances, except for Encumbrances under the Escrow Agreement, the Lock-Up Agreements, the Stockholders’ Agreement, the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws or the securities laws of any applicable non-U.S. jurisdiction, in genuine and unaltered form, to be distributed by Linkage to the Legacy Linkage Shareholders in the proportions set forth as percentages opposite such Legacy Linkage Shareholders’ names under the heading “Number of Shares of AsiaInfo Common Stock to be Received” in Exhibit A-2 (the “Stock Consideration Distribution Schedule”) and (ii) the Cash Consideration by wire transfer of immediately available funds to the account of Linkage specified in wire instructions provided to AsiaInfo, for the benefit of the Legacy Linkage Shareholders, in the proportions set forth as percentages opposite such Legacy Linkage Shareholders’ names under the heading “Percentage of Cash Consideration to be Received” in Exhibit A-2 (the “Cash Consideration Distribution Schedule,” and together with the Stock Consideration Distribution Schedule, the “Consideration Distribution Schedules”); provided, that 10% of the aggregate Consideration (consisting of US$6 million in cash and 2,683,273 shares of AsiaInfo Common Stock) (collectively, the “Escrow Amount”) shall be delivered by AsiaInfo to the Escrow Agent under an escrow agreement to be entered into on the Closing Date by AsiaInfo, Linkage, the Shareholders’ Agent and the Escrow Agent substantially in the form of Exhibit B hereto (with such reasonable modifications as the Escrow Agent may require) (the “Escrow Agreement”). The Escrow Amount shall be adjusted proportionally for any pre-closing adjustment to the Consideration pursuant to Section 1.8. Simultaneously at the Closing, Linkage will assign and transfer to AsiaInfo (or its designated Group Company) all right, title and interest in the Shares, free and clear of all Encumbrances, as evidenced by (y) a duly executed instrument of transfer with respect to the Shares, and (z) a copy of the updated register of members of the Company, certified by the registered agent of the Company in the British Virgin Islands reflecting the conveyance to AsiaInfo (or its designated Group Company) of the Shares being purchased by AsiaInfo (or its designated Group Company) at the Closing. Each Legacy Linkage Shareholder who would otherwise have been entitled to receive a fraction of a share of AsiaInfo Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of AsiaInfo Common Stock multiplied by (ii) US$24.07, and the cash amount to which such Legacy Linkage Shareholder would otherwise have been entitled to receive shall be reduced accordingly.

1.3 Post-Signing Events. The parties acknowledge that, prior to the Closing, (i) Mr. Libin Sun may transfer all of his shares in Linkage to LT International Limited and (ii) Linkage may agree to distribute 100% of the Consideration payable to Golden Eagle International Retail Group Limited pursuant to the Consideration Distribution Schedules and the Escrow Distribution Schedule, at the Closing. In the event (i) and/or (ii) occur, the parties agree to revise the Consideration Distribution Schedule and the Escrow Distribution Schedule accordingly.

1.4 Escrow. The Escrow Amount delivered by AsiaInfo (or its designated Group Company) at Closing pursuant to the Escrow Agreement shall be held in an escrow fund (together with the earnings thereon, the “Escrow Fund”) and shall serve as security for any post-closing adjustments pursuant to Sections 1.9 and the indemnification obligations of the Linkage Parties hereunder. Releases from the Escrow Fund will be permitted only in accordance with the terms and conditions of the Escrow Agreement. If there are no outstanding claims for indemnification by AsiaInfo as of the date that is eighteen (18) months following the Closing Date (the “Escrow Termination Date”), the Escrow Amount shall be distributed by the Escrow Agent on such date to the Legacy Linkage

Shareholders in the proportions set forth as percentages opposite such Legacy Linkage Shareholders’ names under the heading “Percentage of Escrow Distribution” in Exhibit A-3 (the “Escrow Distribution Schedule”), representing the pro rata interest of each such Legacy Linkage Shareholder in the Escrow Fund. If there are outstanding claims for indemnification by AsiaInfo on the Escrow Termination Date, the Escrow Amount, less any amount subject to such outstanding claims, shall be distributed by the Escrow Agent on such date, to the Legacy Linkage Shareholders in accordance with the Escrow Distribution Schedule; provided, that the remaining balance of the Escrow Amount shall be distributed to the Legacy Linkage Shareholders in accordance with the Escrow Distribution Schedule upon final satisfaction of such outstanding claims in accordance with Article 8. All fees and expenses of the Escrow Agent shall be deducted and paid from the cash portion of the Escrow Fund. Final distribution of the Escrow Fund shall be made net of any accrued fees and expenses then outstanding. In connection with any such distribution, each Legacy Linkage Shareholder who would otherwise have been entitled to receive a fraction of a share of AsiaInfo Common Stock shall receive, in lieu thereof, cash (without interest) from the Escrow Fund in an amount equal to the product of (i) such fractional part of a share of AsiaInfo Common Stock multiplied by (ii) US$24.07, and the cash amount to which such Legacy Linkage Shareholder would otherwise have been entitled to receive shall be reduced accordingly. If there is no cash remaining in the Escrow Fund, or if there is insufficient cash to effectuate the foregoing, after consultation with AsiaInfo, the Shareholders’ Agent may deliver to the Escrow Agent a modified Escrow Distribution Schedule, which reallocates such fractions of shares as equitably as reasonably practicable amongst the Legacy Linkage Shareholders.

1.5 Lock-Up Agreements. In respect of the AsiaInfo Common Stock issued as part of the Stock Consideration, (a) on the date hereof, each Key Linkage Shareholder shall each enter into a lock-up agreement with AsiaInfo substantially in the form of Exhibit C (the “Lock-Up Agreement”) simultaneously with the execution of this Agreement to become effective as of the Closing, and (b) on or prior to the Closing Date, other Legacy Linkage Shareholders collectively owning at least 95% of the Linkage Shares held by such other Legacy Linkage Shareholders shall enter into Lock-Up Agreements. Edward Tian shall also enter into a Lock-Up Agreement in respect of the AsiaInfo Common Stock he owns as of the Closing.

1.6 Registration Rights Agreements. On the Closing Date, AsiaInfo shall enter into a registration rights agreement substantially in the form of Exhibit D with LT International Limited (the “Registration Rights Agreement”).

1.7 Distribution of Consideration. The Linkage Parties shall take commercially reasonable steps to distribute all of the Consideration received by Linkage (less any cash required by the Company to meet its outstanding obligations and other than the Escrow Amount) simultaneously with the Closing, or as soon as reasonably practicable thereafter to the Legacy Linkage Shareholders in accordance with their respective entitlements under the Consideration Distribution Schedule. If and to the extent the Linkage Parties are unable to cause the Consideration to be distributed simultaneously with the Closing as contemplated in the foregoing sentence, Linkage will hold the Consideration in trust for the benefit of the Legacy Linkage Shareholders and shall refrain from exercising any voting rights associated with the AsiaInfo Common Stock comprising the Stock Consideration other than in accordance with the Stockholders’ Agreement. Until the Stock Consideration (other than the AsiaInfo Common Stock that is part of the Escrow Amount) is delivered to the shareholders of Linkage, (a) the Linkage Parties acknowledge and agree that such shares of AsiaInfo Common Stock may not be voted, and (b) AsiaInfo shall not be required to recognize any votes cast at any annual or special meeting of AsiaInfo stockholders, or any other stockholder action taken, with respect to any shares of AsiaInfo Common Stock comprising all or any part of the Stock Consideration.

1.8 Pre-Closing Purchase Price Adjustment.

(a) The Consideration to be paid at the Closing shall be subject to adjustment in accordance with this Section 1.8.

(b) For purposes of this Section 1.8, the following terms shall have the meanings ascribed herein:

(i) “Actual New Customer Order Amount” means the aggregate U.S. dollar amount of New Customer Orders as of January 15, 2010 (calculated at an RMB/USD exchange rate of 6.8287), net of (A) third party pass-through costs (including all third party hardware, software, services and other pass-through costs), and (B) any sales tax, VAT, PRC business tax or similar Taxes paid or to be paid in connection with such New Customer Orders.

(ii) “New Customer Orders” means bona fide, written and fully-executed contracts and all exhibits and appendices thereto, bearing the customer’s corporate chop and initialed by the designated signatory of the customer on each page, representing customer orders (i) entered into during the period commencing on October 1, 2009 and before 12:00 a.m. (Beijing time) on January 16, 2010, (ii) for goods and services to be performed by the Company and its Subsidiaries on or before December 31, 2010, and (iii) relating to the New Order Statements delivered to AsiaInfo prior to 6:00 p.m. (Beijing time) on January 18, 2010.

(c) If the Actual New Customer Order Amount is less than US$40 million, the Consideration shall be reduced by US$4.00 for every US$1.00 by which the Actual New Customer Order Amount is less than US$40 million. For example, if the Actual New Customer Order Amount is US$38 million, the Consideration shall be reduced by US$8 million. Any adjustment described in this Section 1.8(c) shall be applied to Cash Consideration and Stock Consideration in a proportionate reduction, valuing AsiaInfo Common Stock for the purpose of this Agreement at US$24.07 per share.

(d) To calculate the Actual New Customer Order Amount, the parties agree:

(i) Linkage shall prepare or cause to be prepared a statement in a form reasonably acceptable to AsiaInfo that includes without limitation information related to each relevant customer, contract ID, contract amount and third party pass-through costs

(the “New Order Statement”) which must be (i) delivered to AsiaInfo on or prior to January 18, 2010 at 6:00 p.m. (Beijing Time), (ii) signed by Linkage and its chief executive officer attesting to the Actual New Customer Order Amount, and (iii) supported by fully-executed copies of the corresponding New Customer Orders. Linkage acknowledges that AsiaInfo may, at its election and at its sole expense, designate representatives to Linkage’s principal executive offices in Nanjing to verify the New Order Statement on or about January 16, 2010 by examining the original New Customer Orders, and Linkage shall make reasonable accommodations to permit such a review.

(ii) In the event that AsiaInfo objects to any aspect of the New Order Statement or requires further information in order to confirm the New Customer Orders contained therein, then within 20 days after the delivery to AsiaInfo of the New Order Statement (the “Response Period”), AsiaInfo shall deliver to Linkage a written notice (a “Request Notice”) requesting additional information from Linkage that AsiaInfo requires in order to confirm the New Customer Orders and the Actual New Customer Order Amount (which information, to the extent reasonably necessary in order to confirm the Actual New Customer Order Amount, shall be provided by Linkage within 15 days after Linkage’s receipt of such request).

(iii) If AsiaInfo does not deliver a Request Notice to Linkage during the Response Period, then Linkage’s calculation of the amounts set forth in the New Order Statement shall be binding and conclusive on Linkage, the Key Linkage Shareholders and AsiaInfo.

(iv) If AsiaInfo delivers a Request Notice to Linkage for additional information as described above during the Response Period, then AsiaInfo shall have an additional 20 days after receiving from Linkage all of the information reasonably requested by AsiaInfo and required in order for AsiaInfo to confirm the information set forth in the New Order Statement (the “Final Response Period”) to deliver to Linkage a written notice (a “Final Objection Notice”) describing in reasonable detail AsiaInfo’s objections to Linkage’s New Order Statement accompanied by a statement setting forth its view of the New Customer Orders and the Actual New Customer Order Amount determined by AsiaInfo to be correct.

(v) AsiaInfo and Linkage shall use reasonable efforts to resolve any differences in the New Order Statement and the Final Objection Notice between themselves. If AsiaInfo and Linkage do not reach a final resolution within thirty (30) days after Linkage has received the Final Objection Notice, then AsiaInfo and Linkage shall submit such dispute to a “Big Four” accounting firm other than Deloitte Touche Tohmatsu or its member firms (an “Accounting Referee”) who shall be entitled to request any additional information and use its discretion to determine the New Customer Order and the Actual New Customer Order Amount it believes to be correct. In the event any informational requests are not adequately addressed by Linkage within a reasonable period of time, the Accounting Referee shall be entitled to disallow any related New Customer Order. The findings of the Accounting Referee shall be binding and conclusive on Linkage, the Key Linkage Shareholders and AsiaInfo.

(vi) In the event the parties submit any unresolved objections to an Accounting Referee for resolution as provided in Section 1.8(d)(v) above, AsiaInfo and Linkage shall share responsibility for the fees and expenses of the Accounting Referee equally.

1.9 Post-Closing Adjustments.

(a) Preparation of Closing Date Balance Sheet.

(i) Within ninety (90) days after the Closing Date, members of the legacy AsiaInfo and legacy Linkage finance teams within the AsiaInfo-Linkage finance department will prepare in good faith and deliver to the Shareholders’ Agent, on behalf of the Legacy Linkage Shareholders, a draft balance sheet (the “Draft Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date, upon which AsiaInfo shall include AsiaInfo’s calculation of (A) the Working Capital as of the Closing Date (the “Actual Working Capital”) and (B) the Net Debt as of the Closing Date (the “Actual Net Debt”). Members of the legacy AsiaInfo and legacy Linkage finance teams within the AsiaInfo-Linkage finance department will prepare the Draft Closing Date Balance Sheet in accordance with GAAP, applied on a basis consistent with the preparation of the Utah Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent reviewed balance sheet included within the Linkage Financial Statements.

(ii) If the Shareholders’ Agent has any objections to the Draft Closing Date Balance Sheet, the Shareholders’ Agent shall deliver a detailed statement describing such objections to AsiaInfo within thirty (30) days after receiving the Draft Closing Date Balance Sheet. AsiaInfo and the Shareholders’ Agent shall use reasonable efforts to resolve any such objections themselves. If AsiaInfo and the Shareholders’ Agent do not obtain a final resolution within thirty (30) days after AsiaInfo has received the statement of objections, however, AsiaInfo and the Shareholders’ Agent shall submit such dispute to an Accounting Referee. AsiaInfo shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.9(a)(ii). The “Closing Date Balance Sheet” shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 1.9(a)(ii).

(iii) In the event the parties submit any unresolved objections to an Accounting Referee for resolution as provided in Section 1.9(a)(ii) above, AsiaInfo and the Key Linkage Shareholders shall share responsibility for the fees and expenses of the Accounting Referee equally.

(iv) AsiaInfo will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to the Shareholders’ Agent and the Shareholders’ Agent’s accountant and other representatives at reasonable times and upon reasonable notice at any time during (A) the review by the Shareholders’ Agent of the Draft Closing Date Balance Sheet, and (B) the resolution by the Shareholders’ Agent and AsiaInfo of any objections thereto.

(b) Purchase Price Adjustment based on Working Capital.

(i) If Actual Working Capital is less than the Target Working Capital, then AsiaInfo shall instruct the Escrow Agent in writing to deliver to AsiaInfo out of the Escrow Fund an amount in cash equal to the amount by which Actual Working Capital is less than the Target Working Capital (the “Working Capital Shortfall”).

(ii) Any payment pursuant to Section 1.9(b)(i) shall be made by wire transfer or delivery of other immediately available funds within three (3) Business Days after the Escrow Agent’s receipt of the written instructions from AsiaInfo contemplated in that Section.

(c) Purchase Price Adjustment based on Net Debt.

(i) If Actual Net Debt is greater than Target Net Debt, then AsiaInfo shall instruct the Escrow Agent in writing to deliver to AsiaInfo out of the Escrow Fund an amount equal to the amount by which Actual Net Debt is greater than the Target Net Debt (the “Net Debt Surplus”).

(ii) Any payment pursuant to Section 1.9(c)(i) shall be made by wire transfer or delivery of other immediately available funds within three (3) Business Days after the Escrow Agent’s receipt of the written instructions from AsiaInfo contemplated in that Section.

(d) No Double Recovery. Notwithstanding anything to the contrary in this Agreement, if a change in any balance sheet item or items causes (x) a Working Capital Shortfall (or increases the amount of a Working Capital Shortfall) and (y) a Net Debt Surplus (or increases the amount of a Net Debt Surplus), AsiaInfo shall only be entitled to a purchase price adjustment based on one, and not both, of subsections (b) and (c) of this Section 1.9.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF LINKAGE AND THE KEY

LINKAGE SHAREHOLDERS

Except as set forth in the disclosure schedule provided to AsiaInfo on the date hereof (the “Linkage Disclosure Schedule”), the section numbers and letters of which correspond to the section numbers and letters of this Agreement and the contents of which shall be read together with the representations and warranties set forth in this Article, Linkage and each Key Linkage Shareholder (collectively, the “Linkage Parties”), jointly and severally, represents and warrants to AsiaInfo as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that speak as of a particular date, in which case such representations and warranties shall be made as of such date) as follows:

2.1 Organization and Qualification.

(a) Linkage is a company, duly organized, validly existing and in good standing under the laws of the Cayman Islands. Linkage is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Linkage Material Adverse Effect. Linkage has made available to AsiaInfo true, complete and correct copies of its articles and memorandum of association, each as amended to date (collectively, the “Linkage Charter Documents”). Linkage is not in default under or in violation of any provision of the Linkage Charter Documents, and its corporate filings with all applicable government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, constituted anywhere in the world, whether it be national, federal, provincial, state, local or municipal (each, a “Governmental Authority”) are complete and up-to-date in all material respects.

(b) Linkage is not in a state of insolvency or unable to meet its payment obligations as they become due and is not and has never been subject to a judicial reorganization, judicial liquidation or voluntary reorganization proceeding or any receivership or composition with creditors or collective bankruptcy proceedings provided for by applicable law, nor has it requested an extension period pursuant to applicable law.

2.2 Subsidiaries.

(a) Section 2.2(a) of the Linkage Disclosure Schedule sets forth a true, complete and correct list of all of the Group Companies of Linkage and Linkage’s percentage ownership of the outstanding share capital of each of its Group Companies. Each of Linkage’s Group Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not had and would not reasonably be expected to have a Linkage Material Adverse Effect. Linkage has made available to AsiaInfo true, complete and correct copies of the memorandum and articles of association, certificate of incorporation, bylaws or other charter or equivalent organizational documents of each of its Group Companies, each as amended to date (the “Linkage Group Company Charter Documents”). The Linkage Group Company Charter Documents are in compliance with the laws of the respective jurisdiction of organization of each of Linkage or Linkage’s Group Companies and are in full force and effect. None of the Linkage’s Group Companies is in default under or in violation of any provision of the applicable Linkage Group Company Charter Documents, and its corporate filings with all applicable Governmental Authorities are complete and up-to-date in all material respects.

(b) There are no outstanding options, warrants, convertible notes or other securities convertible or exchangeable for shares of any Group Company of Linkage, or any rights of first refusal, preemptive rights or other rights with respect thereto held by any third parties.

2.3 Capital Structure.

(a) Linkage has an outstanding share capital of US$4,086,486.58, consisting of 408,648,658 ordinary shares (the “Linkage Shares”). All of the issued and outstanding Linkage Shares are validly issued, fully paid-up and have been issued in full compliance with the Linkage Charter Documents and applicable law.

(b) Exhibit A-2 sets forth a complete and accurate list of all outstanding Linkage Shares owned beneficially and of record by each Legacy Linkage Shareholder and the pro rata interest of each such Legacy Linkage Shareholder in the proposed distribution of the Stock Consideration and the Cash Consideration (including allocations of the Escrow Fund). Except as set forth in Exhibit A-2, no Person holds any beneficial interest in any Linkage Shares.

(c) As of the date hereof (i) there are 61,979,069 Linkage Shares reserved for issuance under Linkage’s 2009 Share Incentive Plan (the “Linkage Option Plan”), (ii) there are no outstanding options to purchase Linkage Shares (“Linkage Options”) pursuant to the Linkage Option Plan, and other than as set forth in clause (iii) below, no Linkage Options have been offered or promised to any Person, (iii) there are 4,545,132 additional Linkage Shares that may be issued upon the exercise of outstanding Linkage Options issued outside of the Linkage Option Plan to one option holder (the “Subject Options”), none of which are vested, and (iv) there are no warrants, convertible notes or other securities convertible or exchangeable for Linkage Shares or any rights thereto. Except as described in this Section, there are no shares of voting or non-voting capital stock, equity interests or other securities of Linkage authorized, issued, or reserved for issuance. Following the date hereof and prior to the Closing Date, the Subject Options will be exercised or cancelled. The Linkage Option Plan has been duly authorized and approved by the Linkage Board and the Legacy Linkage Shareholders.

(d) Section 2.3(d) of the Linkage Disclosure Schedule sets forth, for each Group Company listed in Section 2.2 of the Linkage Disclosure Schedule:

(i) Its capital structure, including the number of shares authorized and outstanding for each class of equity of such Group Company;

(ii) The name and number of shares or other equity owned by each holder of such Group Company’s shares and other equity; and

(iii) Any options, warrants, convertible notes or other securities convertible or exchangeable for shares or other equity of such Group Company or any rights thereto.

(e) There are no bonds, debentures, notes or other indebtedness of Linkage or any of its Group Companies having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Linkage or any of its Group Companies, as applicable, may vote. Except as described in this Section, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Linkage or any of its Group Companies, as applicable, is a party or bound obligating Linkage or any of its Group Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Linkage or any of its Group Companies, as applicable.

(f) Linkage has previously made available to AsiaInfo a true, complete and correct list of (A) all the outstanding Linkage Shares and options and warrants to purchase Linkage Shares or share capital of any Group Company of Linkage, including: (i) the date of issuance or grant; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting, or required holding periods outside of the vesting schedule; and (B) all the outstanding shares and options and warrants to purchase shares or other equity of each such Group Company, including: (i) the date of issuance or grant; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting, or required holding periods outside of the vesting schedule.

(g) There are no outstanding contractual obligations of Linkage or any of its Group Companies to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of Linkage or any of its Group Companies. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of Linkage.

(h) Except as set forth in Section 2.3(h) of the Linkage Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Linkage or any of its Group Companies or, to the knowledge of Linkage and its Group Companies, any of the shareholders of Linkage is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of Linkage or any of its Group Companies.

(i) Except as set forth in Section 2.3(h) of the Linkage Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity interests in, each Group Company of Linkage are: (i) owned, directly or indirectly, by Linkage free and clear of all Encumbrances, other than any Encumbrances created by this Agreement; and (ii) free of any restriction, including, without limitation (subject to the laws of the PRC with respect to Linkage’s PRC Subsidiaries), any restriction which prevents the payment of dividends to Linkage or any of its Group Companies, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act, state securities laws or the securities laws of any applicable non-U.S. jurisdiction.

2.4 Authority; No Conflict; Required Filings.

(a) Linkage has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Combination and other transactions contemplated hereby (collectively, the “Combination-Related Transactions”). The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Combination-Related Transactions, have been duly authorized by all corporate action on the part of Linkage and no other corporate proceedings are necessary.

(b) This Agreement has been duly and validly executed and delivered by Linkage and constitutes a valid, legal and binding obligation of Linkage, enforceable against Linkage in accordance with its terms, subject only to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law) (the “Equitable Exceptions”).

(c) The execution and delivery of this Agreement do not, and the performance by Linkage of its obligations hereunder and the consummation by Linkage of the Combination-Related Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) the Linkage Charter Documents; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) Permit or law or (B) judgment, decree or order, in each case applicable to Linkage, or by which any of Linkage’s properties or assets are bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Linkage is a party or by which Linkage’s properties are bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Linkage Parties to consummate the Combination-Related Transactions.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Linkage or any of its Group Companies in connection with the execution and delivery of this Agreement or the consummation of the Combination-Related Transactions, except for such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Linkage Parties to consummate the Combination-Related Transactions.

2.5 Financial Statements.

(a) True and complete copies of the following have been delivered by Linkage to AsiaInfo: (i) the consolidated audited balance sheet of Linkage for each of the fiscal years ended as of December 31, 2008 and December 31, 2007, and the consolidated audited statements of income, shareholders’ equity and cash flows of Linkage for each of the three years ended December 31, 2008, December 31, 2007, and December 31, 2006, together with the notes and schedules to such financial statements, accompanied by the report thereon of the independent auditors of Linkage (collectively, the “Linkage Financial Statements”), and (ii) the consolidated unaudited balance sheet of Linkage as of September 30, 2009, and the related consolidated unaudited statements of income, shareholders’ equity and cash flows of Linkage (the financial statements referred to in clause (ii), collectively, the “Linkage Interim Financial Statements”).

(b) The Linkage Financial Statements and the Linkage Interim Financial Statements (i) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by GAAP, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of Linkage and its Group Companies as of the dates thereof or for the periods covered thereby, except as otherwise noted therein (subject, in the case of unaudited financial statements, to (x) the absence of footnotes and (y) year-end adjustments, the effect of which, individually or in the aggregate, will not be material to Linkage and its Group Companies, taken as a whole), and (iii) fairly present, in all material respects, the financial condition and results of operations of Linkage as of the dates thereof or for the periods covered thereby, except as otherwise noted therein (subject, in the case of unaudited financial statements, to (x) the absence of footnotes and (y) year-end adjustments, the effect of which, individually or in the aggregate, will not be material to Linkage and its Group Companies, taken as a whole).

(c) Except as set forth in Section 2.5(c) of the Linkage Disclosure Schedule, Linkage has established and maintains a system of internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management’s general and specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. To the knowledge of Linkage and its Group Companies, Section 2.5(c) of the Linkage Disclosure Schedule sets forth all material weaknesses, significant deficiencies in the design or operation of, and changes in, Linkage’s internal control over financial reporting that would reasonably be expected to adversely affect Linkage’s ability to record, process, summarize and report financial information. Linkage and its Group Companies do not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Linkage’s internal control over financial reporting.

2.6 Material Contracts.

(a) Section 2.6(a) of the Linkage Disclosure Schedule (with subsections corresponding to the subsections below) sets forth a complete and accurate list as of the date hereof of each contract and agreement (whether in writing or not) of the following types that have not been fully performed, or which contain ongoing obligations of any party thereto, and to which Linkage or any of its Group Companies is a party (each, a “Linkage Material Contract”):

(i) with (A) a customer of products or services of Linkage or any of its Group Companies with receipts reasonably expected by Linkage or any of its Group Companies to be in excess of US$1,000,000 or (B) a supplier of products or services to Linkage or any of its Group Companies with expenditures reasonably expected by Linkage or any of its Group Companies to be in excess of US$250,000;

(ii) granting any “most favored nation” rights, rights of first refusal, rights of first negotiation or other similar rights to any party;

(iii) evidencing indebtedness for borrowed or loaned money of US$1 million or more, including guarantees of such indebtedness;

(iv) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(v) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) imposing any restriction on Linkage or any of its Group Companies to compete with any other Person;

(vii) creating or involving any manufacturer’s representative, broker, franchise, agency or dealer relationship;

(viii) not entered into in the ordinary course of business that involves expenditures or receipts reasonably expected by Linkage to be in excess of US$250,000;

(ix) to which any Governmental Authority is a party or under which any Governmental Authority has any contractual rights or obligations;

(x) any contract or agreement not otherwise described that would reasonably be expected to have a Linkage Material Adverse Effect if breached by Linkage or any of its Group Companies in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice or lapse of time, or both); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Linkage or any of its Group Companies; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such contract or agreement.

(b) With respect to each Linkage Material Contract (other than Linkage Material Contracts which have terminated or expired in accordance with their terms): (i) the Linkage Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Linkage or its applicable Group Companies, and, to the knowledge of Linkage and its Group Companies, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the Equitable Exceptions; and (ii) none of Linkage, any applicable Group Company of Linkage, or, to the knowledge of Linkage and its Group Companies, any other party is in breach or default in any material respect, and no event has occurred that with notice or lapse of time would constitute such a breach or default by Linkage or any applicable Group Company of Linkage, or to the knowledge of Linkage and its Group Companies, by any such other party, or permit termination, modification or acceleration, under such Linkage Material Contract. Except as would not reasonably be expected to result in a Linkage Material Adverse Effect, Linkage or the applicable Group Company has paid in full all amounts due under the Linkage Material Contracts that are due and payable and has satisfied in full or provided for all of its liabilities and obligations under the Linkage Material Contracts that are due and payable, except amounts or liabilities disputed in good faith by Linkage for which adequate reserves have been set aside.

(c) Other than contracts or agreements that are no longer in effect, Linkage and its Group Companies are in compliance in all material respects with each contract or agreement (whether in writing or not) that (i) grants any exclusive rights of any kind, (ii) imposes any restriction on Linkage or its Group Companies (A) to develop or distribute any technology; or (B) any other material restriction on the conduct of its business as currently conducted or as proposed to be conducted.

2.7 Absence of Undisclosed Liabilities. Linkage and its Group Companies have no liabilities or obligations, whether fixed, contingent, accrued, contingent, determined, determinable, choate, inchoate or otherwise, liquidated or unliquidated and whether due or to become due, which would be required to be recorded on a balance sheet under GAAP other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Linkage Interim Financial Statements (the “Linkage Most Recent Balance Sheet”) as of September 30, 2009; (ii) liabilities or obligations incurred since September 30, 2009 in the ordinary course of business, consistent with past practice in both type and amount and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to Linkage and its Group Companies, taken as a whole.

2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Linkage Disclosure Schedule, from September 30, 2009 through the date hereof, Linkage and its Group Companies have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been (i) any action, event or occurrence which has had, or would reasonably be expected to result in, a Linkage Material Adverse Effect or (ii) any other action, event or occurrence that would have required the consent of AsiaInfo pursuant to Section 4.1 had such action, event or occurrence taken place after the date of this Agreement.

2.9 Compliance with Laws.

(a) Except as would not reasonably be expected to have a Linkage Material Adverse Effect, Linkage and each of its Group Companies is in compliance with all laws applicable to it. Since December 31, 2008, none of Linkage or its Group Companies has received any written claim or notice of violation of any such laws with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance, if any, that would not be material to Linkage and its Group Companies, taken as a whole, if compliance were required, taking into account any fines, penalties, and interest incurred. To the knowledge of Linkage and its Group Companies, no investigation or review by any Governmental Authority is pending or has been threatened against Linkage or any of its Group Companies.

(b) The Linkage Board has not authorized or directed any internal investigation that is currently being conducted by Linkage or any of its Group Companies or any third party at the request of Linkage or any of its Group Companies concerning any material illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(c) Neither Linkage, its Group Companies nor, to the knowledge of Linkage and its Group Companies, any director, officer, employee or agent of Linkage or any of its Group Companies has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (ii) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(d) Except as set forth in Section 2.9(d) of the Linkage Disclosure Schedule, Linkage and each of its Group Companies has taken all reasonable steps to comply with, and has used its commercially reasonable efforts to ensure compliance by Linkage and its Group Companies, and each of their direct or indirect shareholders and option holders who are PRC residents with, any applicable rules and regulations of the PRC State Administration of Foreign Exchange (the “SAFE Rules and Regulations”), including, without limitation, using commercially reasonable efforts to require each direct or indirect shareholder or option holder that is, or is directly or indirectly owned or controlled by, a PRC resident to complete any registration and other procedures required under applicable SAFE Rules and Regulations.

(e) Except as set forth in Section 2.9(e) of the Linkage Disclosure Schedule, Linkage and each of its Group Companies has used commercially reasonable efforts to ensure compliance by each of its shareholders, option holders, directors, officers and employees that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC government agencies (including but not limited to the PRC Ministry of Commerce, the PRC National Development and Reform Commission, the PRC State Administration of Taxation and the PRC State Administration of Foreign Exchange) relating to overseas investment by PRC residents and citizens (the “PRC Overseas Investment and Listing Regulations”), including, requesting each shareholder, option holder, director, officer, employee and participant that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment and Listing Regulations.

2.10 Permits.

(a) Except as would not reasonably be expected to result in a Linkage Material Adverse Effect, each license, permit, franchise, approval, registration, certificate and authorization issued by any Governmental Authority (“Permits”) necessary for the conduct of the business of Linkage and of its Group Companies as presently conducted and the ownership and operation of their respective properties and other assets (the “Linkage Permits”), is valid and in full force and effect as of the date hereof, no Linkage Permit is subject to any Encumbrance, other than a Permitted Encumbrance, and there is no material default under any Linkage Permit or, to the knowledge of Linkage and its Group Companies, any condition that would reasonably be expected to form the basis for the assertion of any default thereunder.

(b) Without limiting the generality of paragraph (a) above, except as would not reasonably be expected to have a Linkage Material Adverse Effect, all Linkage Permits required under PRC law for the due and proper establishment and operation of each Group Company of Linkage and for the conduct of the business of each such Group Company have been duly obtained by Linkage or the applicable Group Company from the relevant PRC authorities and are in full force and effect. Except as would not reasonably be expected to have a Linkage Material Adverse Effect, all filings and registrations with the relevant PRC authorities required in respect of each such Group Company and their respective operations, including but not limited to registration with the Ministry of Commerce of the PRC (“MOFCOM”), or, the State Administration for Industry Commerce and its respective local offices, the State Administration of Foreign Exchange or their respective local branches, and the relevant tax bureau, customs authorities and product registration authorities, have been duly completed by Linkage or the applicable Group Company in accordance with the relevant PRC rules and regulations.

2.11 Litigation. Except as set forth in Section 2.11 of the Linkage Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority (“Action”) pending or, to the knowledge of Linkage and its Group Companies, threatened, against Linkage or any of its Group Companies, any of their respective properties, or any of their respective officers or directors (in their capacities as such), except for any Action that would not reasonably be expected to result in claims, damages, liabilities, obligations, judgments, settlement payments, penalties, fines, fees, disbursements, interest costs or expenses (including reasonable fees of attorneys, court costs and other out-of-pocket expenses incurred in investigating, preparing, settling or defending the forgoing) (“Losses”) of more than US$150,000 in any individual instance, or more than US$1,000,000 in the aggregate, and in which the plaintiff sought damages of more than US$150,000 in any individual instance. Neither Linkage nor any of its Group Companies has received written notice of, or is, to the knowledge of Linkage and its Group Companies, the subject of, any potential Action, except as would not reasonably be expected to result in Losses of more than US$150,000 in any individual instance, or more than US$1,000,000 in the aggregate, and in which the plaintiff sought damages of more than US$150,000, in any individual instance. There is no judgment, decree or order against Linkage, any of its Group Companies or, to the knowledge of Linkage and its Group Companies, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Linkage Material Adverse Effect.

2.12 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Linkage or any of its Group Companies which has or would reasonably be expected to have (after giving effect to the Combination-Related Transactions) the effect of prohibiting or impairing in any material respect any current business practice of Linkage or any of its Group Companies, any acquisition of property by Linkage or any of its Group Companies or the conduct of business by Linkage or any of its Group Companies as currently conducted.

2.13 Properties and Assets.

(a) Other than properties and assets disposed of in the ordinary course of business and except as would not reasonably be expected to have a Linkage Material Adverse Effect, Linkage and its Group Companies have good and valid title to all of their respective properties, interests in tangible properties and assets, real and personal, reflected on the Linkage Most Recent Balance Sheet or acquired since September 30, 2009, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, or, in the case of properties in the PRC, the legal right, power and authority to use and operate such properties, in each case free and clear of all Encumbrances, other than (i) Encumbrances for Taxes that are not yet due and payable or Encumbrances for Taxes being contested in good faith by an appropriate proceeding for which adequate reserves have been established, (ii) any mechanics Encumbrance or similar Encumbrance for labor, materials or supplies incurred in the ordinary course of business for amounts that are not delinquent, (iii) any Encumbrance (other than those relating to Taxes, mechanics Encumbrances or similar Encumbrance for labor, materials or supplies) that may arise by operation of law, and (iv) any Encumbrance that individually, or when aggregated with any other Encumbrances, is not material (“Permitted Encumbrances”).

(b) There is no real property owned by Linkage or any of its Group Companies. All leases for leased real property of Linkage as of the date hereof are listed in Section 2.13(b) of the Linkage Disclosure Schedule and are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default (or event which with notice or the lapse of time, or both, would constitute a material default) that would give rise to a claim thereunder. Since December 31, 2008, none of the leases listed in Section 2.13(b) of the Linkage Disclosure Schedule has been materially amended or modified and (A) with respect to any leases with Affiliates of any Linkage Party, there is no expectation on the part of such Linkage

Party or (B) with respect to all other leases, no Linkage Party has received notice: that any such leases will be materially amended or modified within two (2) years following the Closing (including without limitation with respect to rental rates, leased space, rental terms, etc.). Since December 31, 2008, no termination notice has been served by Linkage or any of its Group Companies or any landlord. The premises leased pursuant to the leases listed in Section 2.13(b) have not been subleased by Linkage or its applicable Group Company. Linkage is currently in compliance in all material respects with all obligations under the leases listed in Section 2.13(b) of the Linkage Disclosure Schedule, including without limitation the payment of all rents and service charges.

(c) The facilities, property and equipment owned, leased or otherwise used by Linkage or any of its Group Companies are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are currently used, except, in each case, as would not reasonably be expected to result in a Linkage Material Adverse Effect.

(d) None of the assets of Linkage and its Group Companies constitute state-owned assets nor was any material portion of the business or assets of Linkage and its Group Companies acquired in a transaction or transactions that required approval from the SASAC.

2.14 Insurance.

(a) Set forth in Section 2.14 of the Linkage Disclosure Schedule is a list of the insurance policies of Linkage and its Group Companies as of the date hereof (the “Insurance Policies”). All premiums due and payable under the Insurance Policies have been paid on a timely basis and Linkage and its Group Companies are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to AsiaInfo.

(b) The Insurance Policies are in full force and effect and there are no material claims pending as to which coverage has been questioned, denied or disputed. Since December 31, 2008, all claims thereunder have been filed in a due and timely fashion. Neither Linkage nor any of its Group Companies had any policy of insurance terminated (other than at its request), nor since December 31, 2008 has Linkage or any of its Group Companies received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.15 Taxes.

(a) For purposes of this Agreement, a “Tax” (and, with correlative meanings, “Taxes” and “Taxation”) means any and all national, federal, state, provincial, municipal or local taxes imposed by any Governmental Authority responsible for the imposition or collection of any such tax (each, a “Tax Authority”), including but not limited to assessments and other charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, value added, ad valorem, transfer, franchise, payroll, recapture, employment, imports, exports and licenses, together with excise, real and personal property and withholding (of services, wages/compensation, dividends, interest, gains and/or royalties) taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for Taxes of a predecessor entity, any liability for Taxes as a result of being a transferee of, or successor to, any Person; and “Returns” means any return, estimate, information statement, report or form relating to any and all Taxes.

(b) Linkage and each of its Group Companies is in compliance with all Tax laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other tax authorities of the PRC, Hong Kong and any other jurisdictions that are applicable to them. Linkage and each of its Group Companies has not received any written claim or notice of violation of any such laws, except for such instances of non-compliance, if any, which would be immaterial to Linkage or any of its Group Companies.

(c) Linkage and each of its Group Companies has accurately prepared and timely filed all material Returns required to be filed by it with any Tax Authority concerning or attributable to Linkage or any of its Group Companies or to their operations, and all such Returns are true, complete and correct in all material respects.

(d) Linkage and each of its Group Companies: (i) has paid all material Taxes it is obligated to pay whether or not reflected on any Returns; (ii) has withheld all material Taxes required to be withheld with respect to its employees or otherwise; (iii) has recorded sufficient provisions in the Linkage Most Recent Balance Sheet to pay all material Taxes due at September 30, 2009, regardless of the date on which payment is due, in accordance with GAAP; and (iv) has kept all material records that it is required to keep for Taxation purposes, such records being available for inspection at the premises of Linkage.

(e) To the knowledge of Linkage and its Group Companies, there is no Tax deficiency outstanding, proposed or assessed against Linkage or any of its Group Companies that is not accurately reflected as a liability on the Linkage Most Recent Balance Sheet, nor has Linkage or any of its Group Companies executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax, nor is there any pending audit, inspection, dispute, Action, or other examination regarding Taxes for which Linkage or any of its Group Companies may have liability. None of Linkage or any of its Group Companies has received any request for information in writing or written notice from Tax Authority in respect of any Tax Liability. There are no liens relating to Taxes (“Tax Liens”) on any assets of Linkage or its Group Companies other than Permitted Encumbrances.

(f) Neither Linkage nor any of its Group Companies is a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar contract or agreement with a Person other than a member of the group of entities consisting of Linkage and its Group Companies.

(g) Neither Linkage nor any of its Group Companies has any material liability for unpaid Taxes that has not been properly accrued for and reserved for on the Linkage Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(h) Each of Linkage and its Group Companies have at all times since their incorporation been resident for Taxation purposes in the current jurisdictions of their incorporation and nowhere else and will be so resident at the Closing and have never been subject to any form of Tax in any other jurisdiction as a result of carrying on business in said jurisdiction through a permanent establishment or fixed place of business.

(i) Linkage and each of its Group Companies is in compliance with all requirements under all applicable PRC laws and regulations to qualify for their exemptions from enterprise income tax or other tax benefits (the “Tax Benefits”) as set forth in Section 2.15(i) of the Linkage Disclosure Schedule, and the actual operations and business activities of Linkage and each of its Group Companies are sufficient to meet the qualifications for the Tax Benefits. No submissions made to any PRC Governmental Authority in connection with obtaining the Tax Benefits contained any misstatement or omission that would have affected the granting of the Tax Benefits. Neither Linkage nor any of its Group Companies has received notice of any deficiency in its respective applications for the Tax Benefits, and the Linkage Parties are not aware of any reason why any such Linkage Group Company might not qualify for, or be in compliance with the requirements for, the Tax Benefits. To the knowledge of the Linkage Parties, none of the Tax Benefits will be jeopardized by the Combination-Related Transactions.

(j) All local and national PRC governmental tax holidays, exemptions, waivers, financial subsidies, and other local and national PRC tax relief, concessions and preferential treatment enjoyed by Linkage and its Group Companies as set forth in Section 2.15(j) of the Linkage Disclosure Schedules are valid, binding and enforceable and do not violate any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC.

(k) Neither Linkage nor any of its Group Companies has liability for any Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(l) Linkage and its Group Companies have never entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§1.6011-4(b)(2) or 301.6111-2(b)(2).

2.16 Environmental Matters. Except as would not reasonably be expected to have a Linkage Material Adverse Effect:

(a) Linkage and each of its Group Companies are in compliance with all applicable Environmental Laws.

(b) None of Linkage or any of its Group Companies has received any Environmental Claim or notice of any threatened Environmental Claim.

(c) None of Linkage or any of its Group Companies has entered into, has agreed to, or is subject to, any decree or order or other similar requirement of any Governmental Authority under any Environmental Laws.

(d) None of Linkage or any of its Group Companies has released Hazardous Substances into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws, and, to the knowledge of Linkage and its Group Companies, no other Person has released Hazardous Substances into the environment at any property currently owned or operated by Linkage or any of its Group Companies in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability to any of the Group Companies under Environmental Laws.

(e) There are no material environmental investigations, studies, audits, tests, reports, reviews or other analyses conducted by or on behalf of, or that are in the possession of, Linkage or its Group Companies or any Affiliate of Linkage or its Group Companies in relation to any premises presently or formerly owned, used, leased or occupied by Linkage or its Group Companies.

2.17 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms have the following respective meanings:

(i) “Intellectual Property” means any or all of the following: (a) works of authorship, including without limitation, computer programs, whether embodied in firmware, software or otherwise (“Software”), documentation, designs, files and records; (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, invention disclosures, trade secrets, show-how, know-how and techniques; (d) data, databases, data compilations and collections and technical data; (e) methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) websites, uniform resource locators and domain names; and (g) all instantiations of the foregoing in any form and embodied in any media.

(ii) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all rights in websites, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (f) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iii) “Linkage IP Licenses” means all the contracts, licenses and agreements to which Linkage or any of its Group Companies is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by Linkage or any of its Group Companies, but not including any non-exclusive licenses granted in the ordinary course of business and not including any commercial, “off-the-shelf” licenses to Software made generally commercially available on standard terms from third party vendors (“Standard Commercial Software”).

(iv) “Linkage Intellectual Property” means all Intellectual Property and Intellectual Property Rights used in the conduct of the business of Linkage or any of its Group Companies as currently conducted, for the design, development, use, branding, advertising, manufacture, promotion, marketing, maintenance, support, license, distribution, import and sale of Linkage Products, but not including Standard Commercial Software or other Software products used by Linkage for the general operation of the business and not directly related to the Linkage Products (e.g., “back-office” or operations Software such as Microsoft Word, SAP or the like).

(v) “Linkage Licensed Intellectual Property” means all Linkage Intellectual Property Rights that are licensed from third parties.

(vi) “Linkage-Owned Intellectual Property” means any Intellectual Property and Intellectual Property Rights, including the Linkage Registered Intellectual Property Rights, that are owned by Linkage or any of its Group Companies.

(vii) “Linkage Products” means, collectively, all current products, Internet Properties, software or service offerings of Linkage or any of its Group Companies.

(viii) “Registered Intellectual Property Rights” means all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (c) registrations of, and applications for the use of, Internet Properties; (d) Copyrights registrations and applications to register Copyrights; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority or Governmental Authority at any time.

(b) Linkage Registered Intellectual Property Rights. Section 2.17(b) of the Linkage Disclosure Schedule lists all Registered Intellectual Property Rights currently owned by Linkage or any of its Group Companies, or currently filed in the name of, or applied for, by Linkage or any of its Group Companies as of the date hereof (the “Linkage Registered Intellectual Property Rights”).

(c) Compliance. Each item of Linkage Registered Intellectual Property Rights is currently in compliance with any mandatory legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the knowledge of Linkage and its Group Companies, is valid. All required documents and certificates in connection with such Linkage Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as applicable, for the purposes of applying for, perfecting and maintaining such Registered Intellectual Property Rights. Section 2.17(c) of the Linkage Disclosure Schedule includes a detailed description of any filings or payment of fees that are due to any Governmental Authority from the date hereof until December 31, 2010 in order to maintain any Registered Intellectual Property Rights.

(d) Non-Infringement. To the knowledge of Linkage and its Group Companies, the operation of the business of Linkage and its Group Companies as it is currently conducted, including Linkage’s and each of its Group Companies’ use, import, branding, advertising, promotion, marketing, operation, manufacture and sale of Linkage Products (other than any Linkage Products in development), prior versions of Linkage Products, products, Internet Properties, software or service offerings previously marketed for sale or sold by Linkage and any of its Group Companies, does not infringe, misappropriate or violate the Intellectual Property Rights of any Person, and neither Linkage nor any of its Group Companies have received any written notice of any infringement or violation with respect thereto.

(e) Assignment. In each case in which Linkage or any of its Group Companies have acquired ownership of any Intellectual Property or Intellectual Property Right from any Person (other than common law trademark rights no longer used by Linkage or any of its Group Companies, other Trademarks or Internet Properties that Linkage or any of its Group Companies have permitted to lapse or have abandoned in the ordinary course of business, trade secret rights no longer used by Linkage or any of its Group Companies or permitted to enter the public domain in the ordinary course of business, and Copyrights no longer used by Linkage or any of its Group Companies or no longer incorporated in Linkage Products or associated documentation), Linkage or such Group Company has obtained an assignment to transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights to Linkage or such Group Company. To the knowledge of Linkage and its Group Companies, Linkage or each such Group Company has recorded or submitted for recordation, in accordance with applicable laws and regulations, each such assignment of a material Registered Intellectual Property Right assigned to Linkage or such Group Company with the relevant Governmental Authority.

(f) Enforceability. Neither Linkage nor any of its Group Companies has any knowledge of any facts or circumstances that would render any Linkage-Owned Intellectual Property invalid or unenforceable (other than common law trademark rights no longer used by Linkage or any of its Group Companies, or other Trademarks or Internet Properties that Linkage or any of its Group Companies have permitted to lapse or have abandoned in the ordinary course of business, trade secret rights no longer used by Linkage or any of its Group Companies or permitted to enter the public domain in the ordinary course of business, and Copyrights no longer used by Linkage or any of its Group Companies or no longer incorporated in Linkage Products or associated documentation), nor has Linkage or any of its Group Companies taken, or failed to take, any action in the application for or prosecution of any material Linkage Registered Intellectual Property that would be reasonably expected to render such Linkage Registered Intellectual Property invalid or unenforceable.

(g) Encumbrances. All Linkage Software Products and each item of Linkage-Owned Intellectual Property is free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers and distributors in the ordinary course of business, consistent with past practice.

(h) Ownership. Except as disclosed in Section 2.17(h) of the Linkage Disclosure Schedule, Linkage and its Group Companies are the exclusive owners of all Linkage-Owned Intellectual Property. Without limiting the generality of the foregoing, (i) and except as disclosed in Section 2.17(h) of the Linkage Disclosure Schedule, Linkage and its Group Companies are the exclusive owners of all Trademarks and Internet Properties used in connection with the operation or conduct of the business of Linkage or such Group Company, including the sale, distribution or provision of any Linkage Products and the operation of any websites by Linkage or such Group Company and (ii) own exclusively, and have good title to, all Copyrighted works that are included or incorporated into Linkage Products or which Linkage or any such Group Company otherwise purports to own, other than as owned by customers pursuant to customer agreements entered into in the ordinary course of business.

(i) Service Agreements; Transfer or Lapse of Intellectual Property Rights. Linkage and its Group Companies are in material compliance with all Linkage IP Licenses pursuant to which Linkage or any of its Group Companies created or developed any Intellectual Property for or on behalf of any third party that is not Linkage-Owned Intellectual Property or to which Linkage or any of its Group Companies granted such third party any exclusive rights to or joint ownership of such Intellectual Property or related Intellectual Property Rights. Linkage and its Group Companies are in compliance in all material respects with all contracts or agreements transferring ownership of, or granting any exclusive license of or right to use, or authorizing the retention of any exclusive rights to use or joint ownership of, any material Linkage-Owned Intellectual Property, to any other Person. Neither Linkage nor any of its Group Companies has permitted Linkage’s or such Group Company’s rights in such material Linkage-Owned Intellectual Property to lapse or enter the public domain.

(j) Development of Linkage-Owned Intellectual Property by Third Parties. All Linkage-Owned Intellectual Property was written and created solely by either (i) employees of Linkage or its Group Companies acting within the scope of their employment, (ii) third parties who have assigned all of their rights, including Intellectual Property Rights therein, to Linkage or such Group Company.

(k) Development of Licensed Intellectual Property by Third Parties Specifically for Linkage. To the extent that any Intellectual Property or Intellectual Property Right (other than common law trademark rights no longer used by Linkage or any of its Group Companies, other Trademarks or Internet Properties that Linkage or any of its Group Companies have permitted to lapse or have abandoned in the ordinary course of business, trade secret rights no longer used by Linkage or any of its Group Companies or permitted to enter the public domain in the ordinary course of business, and Copyrights no longer used by Linkage or any of its Group Companies or no longer incorporated in Linkage Products or associated documentation) developed or created by a third party specifically and exclusively for Linkage or any of its Group Companies was not assigned to Linkage or any of its Group Companies, Linkage or one of its Group Companies has obtained a license to such third party’s Intellectual Property and Intellectual Property Rights in such development work on Linkage’s behalf.

(l) Rights to Improvements. To the knowledge of Linkage and its Group Companies, no Person who has licensed any Intellectual Property or Intellectual Property Rights to Linkage or any of its Group Companies has ownership rights or license rights to any material improvements made by or for Linkage or any such Group Company to which Linkage or such Group Company obtained ownership (except improvements made by the licensor for Linkage) in such Intellectual Property or Intellectual Property Rights.

(m) Rights to Use Third-Party Software. To the knowledge of Linkage and its Group Companies, Linkage’s Group Companies have the right to use all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are material in the operation of Linkage and each of its Group Companies or that are essential to the creation, modification, compilation, operation or support any Software that is Linkage-Owned Intellectual Property.

(n) Government Materials. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Linkage-Owned Intellectual Property which would prevent the conduct of the business of Linkage and each of its Group Companies as it currently is conducted and as contemplated by Linkage to be conducted, including, without limitation, the operation, design, development, manufacture, use, import, distribution and sale of Linkage Products, or that would require the granting of rights or ownership interests in any Linkage-Owned Intellectual Property funded by such entity.

(o) No Governmental Authority Restrictions. No Linkage-Owned Intellectual Property, Linkage Product or service of Linkage or any of its Group Companies is subject to any proceeding of a Governmental Authority or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by Linkage or any of its Group Companies.

(p) Material Royalty Obligations. Section 2.17(p) of the Linkage Disclosure Schedule lists as of the date hereof all Linkage IP Licenses with respect to any Linkage Licensed Intellectual Property for which Linkage has paid or would be obligated to pay in the absence of the proposed transaction during the 3-year period following the Closing Date, more than US$1,000,000 (excluding all Standard Commercial Software).

(q) Linkage IP Licenses. All Linkage IP Licenses are in full force and effect. Neither Linkage nor any of its Group Companies is in material breach of nor have Linkage or any of its Group Companies materially failed to perform under, and neither Linkage nor any of its Group Companies have received any written notice of any material breach or material failure to perform under, any of the Linkage IP Licenses and, to the knowledge of Linkage and its Group Companies, no other party to any such contract, license or agreement is in material breach thereof or has materially failed to perform thereunder. The consummation of the Combination-Related Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Linkage IP Licenses or entitle the other party or parties to such Linkage IP Licenses to terminate such Linkage IP Licenses. None of the Combination-Related Transactions will result in and of themselves in automatically granting any third party any rights to any Linkage-Owned Intellectual Property Rights based on a Linkage IP License that are in addition to, or greater than, such third party currently has under such Linkage IP Licenses, including any access to or release of any source code owned by or licensed to Linkage or any of its Group Companies.

(r) Disputes. To the knowledge of Linkage and its Group Companies, there are no material contracts, licenses or agreements between Linkage or any such Group Company and any other Person with respect to Linkage Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Linkage or such Group Company thereunder.

(s) No Third-Party Infringement; No Unauthorized Use. To the knowledge of Linkage and its Group Companies, no Person is infringing or misappropriating any material Linkage-Owned Intellectual Property Right.

(t) Protection. Linkage and each of its Group Companies have taken all commercially reasonable steps under the circumstances to protect Linkage’s and such Group Companies’ rights in confidential information and trade secrets of Linkage or such Group Company or provided by any other Person to Linkage or such Group Company.

2.18 Employees and Consultants.

(a) Officers, Directors and Key Employees. Section 2.18(a) of the Linkage Disclosure Schedule contains a list of (i) the name of each current officer and director of Linkage and each of its Group Companies, and (ii) the name, position, title and work location of each employee (including, without limitation part-time employees and temporary employees) of Linkage and each of its Group Companies paid US$30,000 or more in total base salary in 2008 or 2009 (on a pro rated basis to the date hereof) (such employees being referred to as “Key Employees”). Linkage and its Group Companies have not engaged any independent contractor or consultant who is material to Linkage or its Group Companies, whether based on the nature of the services provided, the value of the consideration paid or otherwise.

(b) Employment Contracts. True and complete copies of each employment contract to which Linkage or any of its Group Companies is a party, with any of their respective officers and Key Employees have been provided to AsiaInfo, and such contracts are listed in Section 2.18(b) of the Linkage Disclosure Schedule. To the knowledge of Linkage and its Group Companies, no Key Employee of Linkage or any of its Group Companies is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other agreement or contract relating to the right of any such Key Employee to be employed by Linkage or its applicable Group Company. Except as otherwise contemplated in this Agreement, to the knowledge of Linkage and its Group Companies, neither the execution and delivery of this Agreement, nor the performance of the Combination Related-Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due to any director, officer or any Key Employee of Linkage or its Group Companies under any Linkage Plan, under the laws of the PRC or otherwise, (ii) materially increase any benefits otherwise payable under any Linkage Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(c) Labor Relations. As of the date hereof, there is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of Linkage and its Group Companies, threatened against Linkage or its Group Companies. Each of the Linkage Parties is in material compliance with all laws applicable to such entities respecting employment and employment practices, terms, and conditions of employment, and wages and hours. None of Linkage and its Group Companies is a party to or has liability with respect to any collective bargaining agreement or other labor union contract applicable to Persons employed by Linkage and its Group Companies, nor do any of the Linkage Parties know of any activities or proceedings of any labor union or other Person to organize any such employees. As of the date hereof, there is no labor strike, slowdown, work stoppage or lockout pending, or, to the knowledge of Linkage and its Group Companies, threatened, against or affecting Linkage and its Group Companies, nor has there been any such activity within the past two (2) years.

2.19 Employee Benefits.

(a) Section 2.19(a) of the Linkage Disclosure Schedule contains a true and complete list and description of each of the Linkage Plans. Linkage has delivered to AsiaInfo accurate and complete copies of all Linkage Plan documents maintained by Linkage or covering any employee of Linkage and its Group Companies. Except as required by law, or in the ordinary course of business consistent with the terms of the Linkage Plans, or past practice, Linkage has not scheduled or agreed upon future increases of benefit levels (or creation of new benefits) with respect to any Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases would be granted. No loan in excess of US$20,000 is outstanding between Linkage and its Group Companies and any employee of Linkage and its Group Companies other than cash advances to such employee in the ordinary course.

(b) Each of the Linkage Plans is, and its administration (including with respect to reporting and disclosure) is and has been, in material compliance with, its terms and with applicable law (including all tax rules compliance with which is required for any intended favorable tax treatment).

(c) To the knowledge of Linkage and its Group Companies, there are no pending or threatened claims by or on behalf of any Linkage Plan, by any Person covered thereby, or otherwise, which allege violations of any applicable laws or regulations which would reasonably be expected to result in a material liability on the part of AsiaInfo, Linkage, any of their respective Group Companies, or any fiduciary of any Linkage Plan, nor is there any basis for such a claim.

(d) All contributions, premiums and other payments required under applicable laws or regulations or any Linkage Plan or other agreement to be made under any such Plan have been made by the due date thereof, and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from Linkage or any of its Group Companies to, under or on account of each Linkage Plan shall have been paid prior to Closing or shall have been fully reserved and provided for in the Linkage Financial Statements.

(e) Neither Linkage nor any of its Group Companies is in default in performing any of its contractual obligations under any of the Linkage Plans.

(f) To the knowledge of Linkage and its Group Companies, and without limiting the generality of any other provision of this Section 2.19, no event has occurred and no condition exists, with respect to any Plan, that has subjected or would subject AsiaInfo, Linkage, or any of their respective Group Companies or any successor thereto, to any material Tax, fine, penalty or other liability (other than a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under the Linkage Plans with respect to employees of Linkage or its Group Companies.

(g) Neither Linkage nor any of its Group Companies has ever maintained, contributed to or had any liability with respect to any Plan that is or was ever subject to any federal, state or local law in the United States, nor have any of them ever had employees located in the United States.

(h) Each of Linkage and its Group Companies has made all social welfare, housing funds, and other mandatory contributions in respect of or on behalf of all its employees in accordance with applicable PRC law.

2.20 Brokers. Except for Barclays Capital, no broker, finder, investment banker or other financial advisor is entitled to any brokerage, finder’s or other fee, commission, or remuneration in connection with the Combination-Related Transactions based upon arrangements made by or on behalf of Linkage.

2.21 Interested Party Transactions. Neither Linkage nor any of its Group Companies is indebted to any director, officer, employee or agent of Linkage or any of its Group Companies (except for amounts due as normal salaries, commission and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Linkage or any of its Group Companies. No (a) stockholder, (b) officer, director or Affiliate of Linkage or any of its Group Companies, (c) immediate family member of any such officer, director or Affiliate, or of a stockholder, and (d) Person controlled by any one or more of the foregoing (excluding Linkage and its Group Companies) (collectively, the “Related Parties”): (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person (other than AsiaInfo) which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Linkage or any of its Group Companies, except pursuant to the contracts set forth in Section 2.21(i) of the Linkage Disclosure Schedule; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Linkage or any of its Group Companies uses which is necessary for the conduct of its business, except pursuant to the contracts set forth in Section 2.21(ii) of the Linkage Disclosure Schedule; (iii) has within the twelve (12) months prior to the date of this Agreement brought any action, suit or proceeding against Linkage or any of its Group Companies; or (iv) on behalf of Linkage or any of its Group Companies, has, within the twelve months prior to the date of this Agreement, made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Linkage or any of its Group Companies, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies), except pursuant to the contracts set forth in Section 2.21(iv) of the Linkage Disclosure Schedule. Neither Linkage nor any of its Group Companies is a party to any material transaction with any Related Party on other than arm’s-length terms.

2.22 Accounts Receivable. The accounts and notes receivable of Linkage and its Group Companies reflected on the Linkage Financial Statements and Linkage Interim Financial Statements, and all accounts receivable arising subsequent to the date of the Linkage Interim Financial Statements, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the knowledge of Linkage and its Group Companies, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) to the knowledge of Linkage, are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement, and (v) are not the subject of any Action brought by or on behalf of Linkage or any of its Group Companies, other than Actions for collection in the ordinary course of business with respect to amounts that are not material to Linkage and its Group Companies, taken as a whole. Section 2.22 of the Linkage Disclosure Schedule sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of Linkage and its Group Companies. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for Linkage and its Group Companies, as the case may be, a perfected security interest in the related collateral, have been taken.

2.23 Customers. With respect to each customer of Linkage or any of its Group Companies that comprises 5% or more of Linkage’s consolidated net sales during Linkage’s most recent fiscal year, neither Linkage nor any of its Group Companies has received any written notice that such customer of Linkage or its Group Companies has ceased, or will cease, within twelve months following the Closing Date, to use the products or services of Linkage or any of its Group Companies.

2.24 Suppliers. With respect to each supplier to Linkage or any of its Group Companies that comprises 5% or more of Linkage’s consolidated inventory purchases during Linkage’s most recent fiscal year, neither Linkage nor any of its Group Companies has received any written notice that any such supplier will not sell inventory to Linkage or any of its Group Companies at any time within twelve (12) months after the Closing Date.

2.25 Products. As of the date hereof, there is no Action by or before any Governmental Authority pending or, to the knowledge of Linkage and its Group Companies, threatened against or involving Linkage or any of its Group Companies relating to (i) any Linkage Products delivered or sold by Linkage or any of its Group Companies and alleged to have been defective or improperly rendered or not in compliance with contractual or regulatory requirements, or (ii) any Linkage Products delivered or sold by Linkage or any of its Group Companies which are defective or not in compliance with contractual or regulatory requirements.

2.26 Securities Act Matters.

(a) Foreign Private Issuer. Linkage would qualify a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act at all times prior to the Closing.

(b) Illiquid Shares; Restriction on Resales. The Linkage Parties acknowledge that the AsiaInfo Common Stock issued pursuant to this Agreement has not been, and when issued, will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country. To the extent that the Securities Act is applicable, the AsiaInfo Common Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or unless an exemption from registration is available. In the absence of an effective registration statement covering such shares, to the extent that the Securities Act applies, the Linkage Parties acknowledge that they may sell, transfer or otherwise dispose of such shares only in a transaction for which an exemption from registration under the Securities Act is available. Each Linkage Party further understands that there is no assurance that any exemption from registration under the Securities Act will be available or, if available, that such exemption will allow such Seller to dispose of or otherwise transfer any or all of the Shares under the circumstances, in the amounts or at the times such Seller might propose. The Linkage Parties understand and acknowledge that the certificate(s) evidencing the AsiaInfo Common Stock to be issued or delivered pursuant to Combination-Related Transactions shall bear AsiaInfo’s standard form of Securities Act restrictive legend, as well as legends describing any applicable contractual restrictions. The Linkage Parties understand that each Linkage Party may have to bear the economic risk of an investment in AsiaInfo Common Stock to be received by each Linkage Party pursuant to the transactions contemplated hereby for an indefinite period of time.

(c) Accredited Investor; Investment Intent. Each Linkage Party is either (i) an “accredited investor” (as defined in Rule 501(a) under the Securities Act), or (ii) a Person that, at the time the buy order (within the meaning of Regulation S promulgated under the Securities Act) for the AsiaInfo Common Stock to be received hereunder was originated, was outside the United States and was not a “U.S. person” (and was not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S, and no offer, within the meaning of Regulation S, was made to such Linkage Party (or any other Person on its behalf) in the United States. Each Linkage Party either alone or with his, her, or its representative, is capable of evaluating the risks and merits of owning the AsiaInfo Common Stock. Each Linkage Party is acquiring the AsiaInfo Common Stock for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein in violation of the Securities Act.

(d) Unregistered Securities. Each of the Linkage Parties has been advised and acknowledges that in issuing the AsiaInfo Common Stock to such Person pursuant hereto, AsiaInfo is relying upon the exemption from registration provided Section 4(2) of the Securities Act and Regulation D promulgated thereunder and/or upon Regulation S promulgated under the Securities Act.

2.27 Full Disclosure. This Article 2 (including the Linkage Disclosure Schedule) does not, and the certificate referred to in Section 6.2(a) will not, (i) contain any representation or warranty that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations and warranties contained and to be contained herein and therein (in the light of the circumstances under which such representations and warranties were or will be made or provided) not false or misleading.

2.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits to this Agreement), none of the Linkage Parties nor any of their Representatives, nor any other

Person, makes or shall be deemed to make any representation or warranty regarding Linkage to AsiaInfo, express or implied, at law or in equity, and the Linkage Parties by this Agreement disclaim any such representation or warranty, notwithstanding the delivery or disclosure to AsiaInfo or any other Person of any documentation or other information by the Linkage Parties or any of their Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE 2A

REPRESENTATIONS AND WARRANTIES OF THE KEY LINKAGE

SHAREHOLDERS

Except as set forth in the Linkage Disclosure Schedule, the section numbers and letters of which correspond to the section numbers and letters of this Agreement and the contents of which shall be read together with the representations and warranties set forth in this Article, each Key Linkage Shareholder, severally but not jointly, represents and warrants to AsiaInfo as of the date of this Agreement and as of the Closing Date as follows:

2A.1 Organization and Qualification.

(a) Each such Key Linkage Shareholder that is not a natural Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed as a foreign corporation to conduct business, in good standing under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or by nature of its activities, make such qualifications or licensing necessary except where a failure to be so qualified, licensed or in good standing would reasonably be expected to have a material adverse effect on the ability of such Key Linkage Shareholder to execute and deliver this Agreement and perform its obligations hereunder.

(b) Each such Key Linkage Shareholders is not in a state of insolvency or unable to meet its payment obligations as they become due and is not and has never, in the case of any entity, been subject to a judicial reorganization, judicial liquidation or voluntary reorganization proceeding or any receivership or composition with creditors or collective bankruptcy proceedings provided for by applicable law.

2A.2 Authority; No Conflict; Required Filings.

(a) Each such Key Linkage Shareholder (if not a natural Person) has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Combination-Related Transactions. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Combination-Related Transactions have been duly authorized by all corporate action on the part of each such Key Linkage Shareholder (if not a natural Person) and no other corporate proceedings are necessary.

(b) This Agreement has been duly and validly executed and delivered by each such Key Linkage Shareholder, and constitutes a valid, legal and binding obligation of such Key Linkage Shareholder, enforceable against such Key Linkage Shareholder in accordance with its terms, subject only to the Equitable Exceptions.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to each such Key Linkage Shareholder in connection with the execution and delivery of this Agreement or the consummation of the Combination-Related Transactions except for such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, would not reasonably be expected to have a material adverse effect on the ability of such Key Linkage Shareholder to execute and deliver this Agreement and perform its obligations hereunder.

(d) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) any organizational documents of each such Key Linkage Shareholder (if not a natural Person); (ii) any law, judgment, decree or order, in each case applicable to each such Key Linkage Shareholder, or by which such Key Linkage Shareholder’s properties or assets are bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which each such Key Linkage Shareholder is a party or by which such Key Linkage Shareholder’s properties are bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected have a material adverse effect on the ability of such Key Linkage Shareholder to execute and deliver this Agreement and perform its obligations hereunder.

(e) Each such Key Linkage Shareholder has complied with the registration requirements under Circular 75 issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005 (“Circular 75”) with respect to all of the Linkage Shares held beneficially or of record by such Key Linkage Shareholder.

2A.3 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither such Key Linkage Shareholder, nor any other Person, makes or shall be deemed to make any representation or warranty regarding the Key Linkage Shareholders to AsiaInfo, express or implied, at law or in equity, such Key Linkage Shareholder by this Agreement disclaim any such representation or warranty, notwithstanding the delivery or disclosure to AsiaInfo or any other Person of any documentation or other information by any Key Linkage Shareholder or any of their Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ASIAINFO

Except as set forth in the disclosure schedule provided to Linkage on the date hereof (the “AsiaInfo Disclosure Schedule”), the section numbers and letters of which correspond to the section numbers and letters of this Agreement and the contents of which shall be read together with the representations and warranties set forth in this Article, AsiaInfo represents and warrants to the Linkage Parties as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that speak as of a particular date, in which case such representations and warranties shall be made as of such date) as follows:

3.1 Organization and Qualification.

(a) Each of AsiaInfo and its Group Companies is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization. AsiaInfo is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an AsiaInfo Material Adverse Effect. AsiaInfo has made available to Linkage true, complete and correct copies of its and each of its Group Companies’ certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date (collectively, the “AsiaInfo Charter Documents”). AsiaInfo is not in default under or in violation of any provision of the AsiaInfo Charter Documents, and its corporate filings with all applicable Governmental Authorities are complete and up-to-date in all material respects.

(b) AsiaInfo is not in a state of insolvency or unable to meet its payment obligations as they become due and is not and has never been subject to a judicial reorganization, judicial liquidation or voluntary reorganization proceeding or any receivership or composition with creditors or collective bankruptcy proceedings provided for by applicable law, nor has it requested an extension period pursuant to applicable law.

3.2 Capital Structure.

(a) The authorized capital stock of AsiaInfo consists of 100,000,000 shares of AsiaInfo Common Stock and 10,000,000 shares of preferred stock, par value US$0.01 per share (the “AsiaInfo Preferred Stock”). At the close of business on November 25, 2009, (i) 46,971,376 shares of AsiaInfo Common Stock were issued and outstanding, (ii) no shares of AsiaInfo Preferred Stock were outstanding, (iii) 3,000,000 shares of AsiaInfo Common Stock were held by AsiaInfo in its treasury, (iv) 1,113,943 shares of AsiaInfo Common Stock were reserved for issuance under outstanding stock options, (v) 199,300 shares of AsiaInfo Common Stock were reserved for issuance in connection with outstanding restricted stock units, (vi) 1,101,747 shares of AsiaInfo Common Stock were reserved for issuance in connection with outstanding performance stock units, and (vii) 936,120 shares of AsiaInfo Common Stock were reserved for issuance under awards that were available but ungranted under AsiaInfo’s 2008 Stock Incentive Plan (the “AsiaInfo Stock Plan”). All of the issued and outstanding shares of AsiaInfo Common Stock are validly issued, fully paid-up and have been issued in full compliance with the AsiaInfo Charter Documents. All Shares deliverable pursuant to this Agreement have been duly authorized (subject to obtaining the requisite approval of the Combination-Related Transactions by the stockholders of AsiaInfo) and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such Shares are free and clear of any Encumbrances (other than Permitted Encumbrances). As of the close of business on November 25, 2009, except as described in paragraph (a) above, there were no warrants, convertible notes or other securities convertible or exchangeable for AsiaInfo Common Stock or AsiaInfo Preferred Stock or any rights thereto. As of the close of business on November 25, 2009, except as described in paragraph (a) above, there were no shares of voting or non-voting capital stock, equity interests or other securities of AsiaInfo authorized, issued, reserved for issuance or otherwise outstanding.

(b) Section 3.2(b) of the AsiaInfo Disclosure Schedule sets forth a true, complete and correct list of all of the Group Companies of AsiaInfo and AsiaInfo’s percentage ownership of the outstanding share capital of each of its Group Companies, including the variable interest entities of AsiaInfo (the “AsiaInfo Variable Interest Entities”). Each of AsiaInfo’s Group Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not had and would not reasonably be expected to have an AsiaInfo Material Adverse Effect. AsiaInfo has made available to Linkage true, complete and correct copies of the memorandum and articles of association, certificate of incorporation, bylaws or other charter or equivalent organizational documents of each of its Group Companies, each as amended to date (the “AsiaInfo Group Company Charter Documents.”). None of AsiaInfo’s Group Companies is in default under or in violation of any provision of the applicable AsiaInfo Group Company Charter Documents, and its corporate filings with all applicable Governmental Authorities are complete and up-to-date in all material respects. All Permits required for the contractual arrangements and agreements among AsiaInfo’s Variable Interest Entities and the operations of these companies (collectively, the “Structuring”) and the execution, delivery and performance of the documents and agreements in connection therewith (the “Structuring Documents”), which documents and agreements are listed on Section 3.2(b) of the AsiaInfo Disclosure Schedule have been duly obtained, except as disclosed in Section 3.2(b) of the AsiaInfo Disclosure Schedule or in the AsiaInfo SEC Reports (other than non-specific disclosures in the “Risk Factors” or “Cautionary Statement” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature and are stated in generality that would not inform a reader of a specific risk (the “SEC Report Exclusions”), or where such failure to obtain such

Permits or perform such arrangements or agreements would not, individually or in the aggregate, reasonably be expected to have an AsiaInfo Material Adverse Effect. None of AsiaInfo’s Group Companies (including the AsiaInfo Variable Interest Entities) has received any notice from any Governmental Authority regarding any alleged violation of any law with respect to the Structuring or any failure to comply with any material term or requirement of any of the Structuring Documents. Each of the Structuring Documents has been duly authorized, executed and delivered by the AsiaInfo Variable Interest Entities and, to the knowledge of AsiaInfo and its Group Companies, each other Person that is a party to such agreement, and each Structuring Document constitutes a valid and legally binding agreement of each applicable AsiaInfo Variable Interest Entity, as the case may be, and, to the knowledge of AsiaInfo and its Group Companies, each other Person that is a party to such agreement and each such agreement is enforceable in accordance with its terms, subject to the effect of any Equitable Exceptions.

(c) There are no bonds, debentures, notes or other indebtedness of AsiaInfo having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of AsiaInfo may vote. Except as described in this Section, as of the close of business on November 25, 2009 there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which AsiaInfo is a party or bound obligating AsiaInfo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of AsiaInfo.

(d) Except as disclosed in the AsiaInfo SEC Reports, as of the close of business on November 25, 2009, there were no outstanding contractual obligations of AsiaInfo or any of its Group Companies to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of AsiaInfo or any of its Group Companies. Except as disclosed in the AsiaInfo SEC Reports, as of the close of business on November 25, 2009, there were no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of AsiaInfo.

(e) Except as may be contemplated by the Combination-Related Transactions or as disclosed in the AsiaInfo SEC Reports or in Section 3.2(e) of the AsiaInfo Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which AsiaInfo or any of its Group Companies or, to the knowledge of AsiaInfo and its Group Companies, any of the shareholders of AsiaInfo is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of AsiaInfo or any of its Group Companies.

3.3 Authority; No Conflict; Required Filings.

(a) AsiaInfo has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Combination-Related Transactions. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Combination-Related Transactions, have been duly authorized by all corporate action on the part of AsiaInfo and no other corporate proceedings are necessary except for (i) under AsiaInfo’s agreement with The NASDAQ Stock Market and The NASDAQ Stock Market’s rules incorporated by reference therein, to obtain the affirmative vote by the holders of a majority of the shares of AsiaInfo Common Stock present (in person or by proxy) at the AsiaInfo Stockholders’ Meeting and constituting a quorum for the purpose of voting on such matter, in favor of the AsiaInfo Voting Proposal (the “Required AsiaInfo Vote”).

(b) This Agreement has been duly and validly executed and delivered by AsiaInfo and constitutes a valid, legal and binding obligation of AsiaInfo, enforceable against AsiaInfo in accordance with its terms, subject only to the Equitable Exceptions.

(c) The execution and delivery of this Agreement do not, and the performance by AsiaInfo of its obligations hereunder and the consummation of the Combination-Related Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) the AsiaInfo Charter Documents; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) Permits or law or (B) judgment, decree or order, in each case applicable to AsiaInfo, or by which any of AsiaInfo’s properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which AsiaInfo is a party or by which its properties may be bound or affected (including the Structuring Documents), except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Combination-Related Transactions.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to AsiaInfo in connection with the execution and delivery of this Agreement or the consummation of the Combination-Related Transactions, except for: (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of preliminary and definitive proxy materials under the SEC’s proxy rules related to approval by AsiaInfo’s stockholders of the Combination-Related Transactions and of current reports with respect to the Combination-Related Transactions, (ii) filings and consents in respect of the listing of the Shares to be issued in connection with the Combination-Related Transactions, (iii) compliance with the requirements of the Antitrust Laws of any applicable jurisdiction worldwide, (iv) the filing with respective PRC tax authorities of this Agreement and other required information and documents regarding the Combination related to PRC enterprise income tax treatment of the Combination, (v) the filings and consents from respective local offices of MOFCOM and State Administration for Industry Commerce in respect of the Combination, and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Combination-Related Transactions or otherwise prevent or materially delay AsiaInfo from performing its obligations under this Agreement.

3.4 SEC Filings; Financial Statements.

(a) AsiaInfo has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC since January 1, 2008 (the “AsiaInfo SEC Reports”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and none of the AsiaInfo SEC Reports contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material unresolved comments issued by the staff of the SEC with respect to any of the AsiaInfo SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the AsiaInfo SEC Reports (collectively, the “AsiaInfo Financial Statements”), at the time filed and as amended to date, (i) complies as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) is in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and (iii) fairly presents, in all material respects, the consolidated financial position of AsiaInfo and its Group Companies as of the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements, for the absence of footnotes and normal year-end adjustments, the effect of which, individually or in the aggregate, will not be material to AsiaInfo and its Group Companies.

(c) AsiaInfo has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. AsiaInfo’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by AsiaInfo in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to AsiaInfo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. AsiaInfo’s management has completed an assessment of the effectiveness of AsiaInfo’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable AsiaInfo SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on AsiaInfo’s management’s most recently completed evaluation of AsiaInfo’s internal control over financial reporting prior to the date of this Agreement, to the knowledge of AsiaInfo and its Group Companies, (i) AsiaInfo had no material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect AsiaInfo’s ability to record, process, summarize and report financial information and (ii) AsiaInfo does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in AsiaInfo’s internal control over financial reporting.

3.5 Agreements, Contracts and Commitments.

(a) Section 3.5(a) of the AsiaInfo Disclosure Schedule (with subsections corresponding to the subsections below) sets forth a complete and accurate list as of the date hereof of each contract and agreement (whether in writing or not) of the following types that have not been fully performed, or which contain ongoing obligations of any party thereto, and to which AsiaInfo or any of its Group Companies is a party (each, an “AsiaInfo Material Contract”):

(i) that come within the definition of “Material Contracts” under Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

(ii) with (A) a customer or (B) a supplier of products or services, of AsiaInfo or any of its Group Companies with receipts or expenditures reasonably expected by AsiaInfo to be in excess of US$2,000,000;

(iii) not entered into in the ordinary course of business that involves expenditures or receipts reasonably expected by AsiaInfo to be in excess of US$5,000,000; and

(iv) any contract or agreement not otherwise described that would reasonably be expected to have a AsiaInfo Material Adverse Effect if breached by AsiaInfo or any of its Group Companies in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice or lapse of time, or both); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from AsiaInfo or any of its Group Companies; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such contract or agreement.

(b) With respect to each AsiaInfo Material Contract except those that have terminated or expired pursuant to their terms: (i) the AsiaInfo Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to AsiaInfo or its applicable Group Companies, and, to the knowledge of AsiaInfo and its applicable Group Companies, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the Equitable Exceptions and (ii) none of AsiaInfo or any applicable Group Company of Linkage, or to their knowledge any other party, is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by AsiaInfo or any applicable Group Company of AsiaInfo, or to their knowledge by any such other party, or permit termination, modification or acceleration, under such AsiaInfo Material Contract. Except as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect, AsiaInfo or the applicable Group Company has paid in full all amounts due under the AsiaInfo Material Contracts which are due and payable and has satisfied in full or provided for all of its liabilities and obligations under the AsiaInfo Material Contracts that are due and payable.

3.6 Absence of Undisclosed Liabilities. AsiaInfo and its Group Companies have no liabilities or obligations, whether fixed, contingent, accrued, contingent, determined, determinable, choate, inchoate or otherwise, liquidated or unliquidated and whether due or to become due, which would be required to be recorded on a balance sheet under GAAP other than: (i) liabilities reflected or reserved against on the most recent balance sheet contained in financial statements in AsiaInfo’s SEC Reports, (ii) liabilities or obligations incurred since September 30, 2009 in the ordinary course of business, consistent with past practice in both type and amount, or (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to AsiaInfo and its Group Companies, taken as a whole.

3.7 Absence of Certain Changes or Events. From September 30, 2009 through the date hereof, AsiaInfo and its Group Companies have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been any action, event or occurrence which has had, or would reasonably be expected to result in, an AsiaInfo Material Adverse Effect.

3.8 Compliance with Laws.

(a) Except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions) or in Section 3.8 of the AsiaInfo Disclosure Schedule, or as would not reasonably be expected to have an AsiaInfo Material Adverse Effect, each of AsiaInfo and its Group Companies is in compliance with all laws applicable to it. Since December 31, 2008, none of AsiaInfo or its Group Companies has received any written claim or notice of material violation of any such laws with respect to the conduct of its business or the ownership and operation of its properties and other assets. To the knowledge of AsiaInfo and its Group Companies, no investigation or review by any Governmental Authority is pending or has been threatened against AsiaInfo or any of its Group Companies.

(b) The AsiaInfo Board has not authorized or directed any internal investigation that is currently being conducted by AsiaInfo or any of its Group Companies or any third party at the request of AsiaInfo or any of its Group Companies concerning any material illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(c) AsiaInfo, its Group Companies and, to the knowledge of AsiaInfo, any director, officer, employee or agent of AsiaInfo or any of its Group Companies have not: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the FCPA.

3.9 Permits. Except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions) or in Section 3.9 of the AsiaInfo Disclosure Schedule, or as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect, each Permit necessary for the conduct of the business of AsiaInfo and of its Group Companies as presently conducted and the ownership and operation of their respective properties and other assets (the “AsiaInfo Permits”), is valid and in full force and effect as of the date hereof, no AsiaInfo Permit is subject to any Encumbrance, other than a Permitted Encumbrance, and there is no material default under any AsiaInfo Permit or, to the knowledge of AsiaInfo and its Group Companies, any condition that could reasonably be expected to form the basis for the assertion of any default thereunder.

3.10 Litigation. There is no Action pending or, to the knowledge of AsiaInfo and its Group Companies, threatened, against AsiaInfo or any of its Group Companies, any of their respective properties, or any of their respective officers or directors (in their capacities as such), except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions) or in Section 3.10 of the AsiaInfo Disclosure Schedule, or as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect. Since December 31, 2008, neither AsiaInfo nor any of its Group Companies has received written notice of, or is, to the knowledge of AsiaInfo and its Group Companies, the subject of, any potential Action, except as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect. There is no judgment, decree or order against AsiaInfo, any of its Group Companies or, to the knowledge of AsiaInfo and its Group Companies, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the Combination-Related Transactions, or that could reasonably be expected to result in an AsiaInfo Material Adverse Effect.

3.11 Restrictions on Business Activities. Except as disclosed in the AsiaInfo SEC Reports or Section 3.11 of the AsiaInfo Disclosure Schedule, there is no judgment, injunction, order or decree, and no agreement entered into by AsiaInfo in the past three (3) years involving payments or receipts of US$1,000,000 or more, binding upon AsiaInfo or any of its Group Companies that has or would reasonably be expected to have (after giving effect to Combination-Related Transactions) the effect of prohibiting or impairing in any material respect any current business practice of AsiaInfo or any of its Group Companies, any acquisition of property by AsiaInfo or any of its Group Companies.

3.12 Properties and Assets.

(a) Other than properties and assets disposed of in the ordinary course of business and except as would not reasonably be expected to have an AsiaInfo Material Adverse Effect, AsiaInfo and its Group Companies have good and valid title to all of their respective properties, interests in tangible properties and assets, real and personal, reflected on most recent balance sheet or acquired since AsiaInfo’s most recent balance sheet date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, or, in the case of properties in the PRC, the legal right, power and authority to use and operate such properties, in each case free and clear of all Encumbrances, other than Permitted Encumbrances, except, in each case, as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect.

(b) The facilities, property and equipment owned, leased or otherwise used by AsiaInfo or any of its Group Companies are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are currently used, except, in each case, as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect.

3.13 Taxes.

(a) AsiaInfo and each of its Group Companies is in compliance with all Tax laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other tax authorities of the United States, the PRC, Hong Kong and any other jurisdictions that are applicable to them. AsiaInfo and each of its Group Companies has not received any written claim or notice of violation of any such laws, except for such instances of non-compliance, if any, which would be immaterial to AsiaInfo or any of its Group Companies.

(b) AsiaInfo and each of its Group Companies has accurately prepared and timely filed all Returns concerning or attributable to AsiaInfo or any of its Group Companies or to their operations, and all such Returns are true, complete and correct in all material respects.

(c) AsiaInfo and each of its Group Companies: (i) has paid all material Taxes it is obligated to pay whether or not reflected on any Returns; (ii) has withheld all material Taxes required to be withheld with respect to its employees or otherwise; and (iii) has recorded sufficient provisions in the balance sheet as of September 30, 2009 contained in the financial statements in the AsiaInfo SEC Reports to pay all material Taxes due at September 30, 2009, regardless of the date on which payment is due, in accordance with GAAP; and (iv) has kept all material records that it is required to keep for Taxation purposes, such records being available for inspection at the premises of AsiaInfo.

(d) To the knowledge of AsiaInfo and its Group Companies, there is no Tax deficiency outstanding, proposed or assessed against AsiaInfo or any of its Group Companies that is not accurately reflected as a liability on the most recent balance sheet contained in financial statements in AsiaInfo SEC Reports, nor has AsiaInfo or any of its Group Companies executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax, nor is there any pending audit, inspection, dispute, Action, or other examination regarding Taxes for which AsiaInfo or any of its Group Companies may have liability. There are no Tax Liens on any assets of AsiaInfo or its Group Companies other than Permitted Encumbrances.

(e) Neither AsiaInfo nor any of its Group Companies is a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar contract or agreement with a Person other than a member of the group of entities consisting of AsiaInfo and its Group Companies.

(f) Neither AsiaInfo nor any of its Group Companies has any material liability for unpaid Taxes that has not been properly accrued for and reserved for on the most recent balance sheet contained in financial statements in AsiaInfo SEC Reports, whether asserted or unasserted, contingent or otherwise.

(g) All local and national PRC governmental tax holidays, exemptions, waivers, financial subsidies, and other local and national PRC tax relief, concessions and preferential treatment enjoyed by AsiaInfo and its Group Companies as set forth in the AsiaInfo SEC Reports are valid, binding and enforceable and do not violate any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC.

(h) Neither AsiaInfo nor any of its Group Companies has liability for any Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(i) AsiaInfo and its Group Companies have never entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) None of AsiaInfo’s Subsidiaries (nor any of their respective predecessors) (i) has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; and (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

3.14 Environmental Matters. Except as would not reasonably be expected to have an AsiaInfo Material Adverse Effect:

(a) AsiaInfo and each of its Group Companies is in compliance with all applicable Environmental Laws.

(b) None of AsiaInfo or any of its Group Companies has received any Environmental Claim or notice of any threatened Environmental Claim.

(c) None of AsiaInfo or any of its Group Companies has entered into, has agreed to, or is subject to, any decree or order or other similar requirement of any Governmental Authority under any Environmental Laws.

(d) None of AsiaInfo or any of its Group Companies has released Hazardous Substances into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws, and to the knowledge of AsiaInfo and its Group Companies, no other Person has released Hazardous Substances into the environment at any property currently owned or operated by AsiaInfo or any of its Group Companies in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability to any of the Group Companies under Environmental Laws.

3.15 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms have the following respective meanings:

(i) “AsiaInfo IP Licenses” means all the contracts, licenses and agreements to which AsiaInfo or any of its Group Companies is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by AsiaInfo or any of its Group Companies, but not including any non-exclusive licenses granted in the ordinary course of business and not including any Standard Commercial Software.

(ii) “AsiaInfo Intellectual Property” means all Intellectual Property and Intellectual Property Rights used in the conduct of the business of AsiaInfo as currently conducted, for the design, development, use, branding, advertising, manufacture, promotion, marketing, maintenance, support, license, distribution, import and sale of AsiaInfo Products, but not including Standard Commercial Software or other Software products used by AsiaInfo for the general operation of the business and not directly related to the AsiaInfo Products (e.g., “back-office” or operations Software such as Microsoft Word, SAP or the like).

(iii) “AsiaInfo Licensed Intellectual Property” means all AsiaInfo Intellectual Property Rights that are licensed from third parties.

(iv) “AsiaInfo-Owned Intellectual Property” means any Intellectual Property and Intellectual Property Rights, including the AsiaInfo Registered Intellectual Property Rights that are owned by AsiaInfo or any of its Group Companies.

(v) “AsiaInfo Products” means, collectively, all past and current and in development products, Internet Properties, software or service offerings of AsiaInfo and its Group Companies (i) that have been operated, sold, licensed, distributed or otherwise provided in the three (3) year period preceding the date hereof, or (ii) which AsiaInfo intends to sell, distribute, operate, license or otherwise provide in the future, including any AsiaInfo Products in development.

(vi) “AsiaInfo Registered Intellectual Property Rights” means all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by AsiaInfo or any of its Group Companies as of the date hereof.

(b) Compliance. Each item of AsiaInfo Registered Intellectual Property Rights is currently in compliance with any mandatory legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the knowledge of AsiaInfo and its Group Companies, is valid. All required documents and certificates in connection with such AsiaInfo Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as applicable, for the purposes of applying for, perfecting and maintaining such Registered Intellectual Property Rights.

(c) Non-Infringement. To the knowledge of AsiaInfo and its Group Companies, the operation of the business of AsiaInfo as it is currently conducted, including AsiaInfo’s use, import, branding, advertising, promotion, marketing, operation, manufacture and sale of AsiaInfo Products does not infringe, misappropriate or violate the Intellectual Property Rights of any Person, and AsiaInfo has not received any written notice of any infringement or violation with respect thereto, except as set forth in Section 3.15 of the AsiaInfo Disclosure Schedule.

(d) Encumbrances. Except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions), each item of AsiaInfo-Owned Intellectual Property is free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers and distributors in the ordinary course of business, consistent with past practice.

(e) Ownership. Except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions), AsiaInfo or one of its Group Companies is the exclusive owner of all AsiaInfo-Owned Intellectual Property other than Intellectual Property owned by customers pursuant to customer agreements entered into in the ordinary course of business.

(f) Development of AsiaInfo-Owned Intellectual Property by Third Parties. All AsiaInfo-Owned Intellectual Property was written and created solely by either (i) employees of AsiaInfo or its Group Companies acting within the scope of their employment, or (ii) third parties who have assigned all of their rights, including Intellectual Property Rights therein, to AsiaInfo or such Group Company.

(g) Development of Licensed Intellectual Property by Third Parties Specifically for AsiaInfo. To the extent that any material Intellectual Property or Intellectual Property Rights (other than common law trademark rights no longer used by AsiaInfo or any of its Group Companies, other Trademarks or Internet Properties that AsiaInfo or any of its Group Companies have permitted to lapse or have abandoned in the ordinary course of business, trade secret rights no longer used by AsiaInfo or any of its Group Companies or permitted to enter the public domain in the ordinary course of business, and Copyrights no longer used by AsiaInfo or any of its Group Companies or no longer incorporated in AsiaInfo Products or associated documentation) developed or created by a third party specifically and exclusively for AsiaInfo or any of its Group Companies were not assigned to AsiaInfo or any of its Group Companies, AsiaInfo or one of its Group Companies has obtained, pursuant to an AsiaInfo IP License, a license to such third party’s Intellectual Property and Intellectual Property Rights in such development work on AsiaInfo’s behalf.

(h) Rights to Improvements. To the knowledge of AsiaInfo and its Group Companies, no Person who has licensed any Intellectual Property or Intellectual Property Rights to AsiaInfo or any of its Group Companies has ownership rights or license rights to any material improvements made by or for AsiaInfo or any such Group Company to which AsiaInfo or such Group Company obtained ownership (except improvements made by the licensor for AsiaInfo) in such Intellectual Property or Intellectual Property Rights.

(i) Right to Use Third-Party Software. To the knowledge of AsiaInfo and its Group Companies, AsiaInfo has the right to use all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are material in the operation of AsiaInfo or that are essential to the creation, modification, compilation, operation or support any Software that is AsiaInfo-Owned Intellectual Property.

(j) Government Materials. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any AsiaInfo-Owned Intellectual Property which would prevent the conduct of the business of AsiaInfo and each of its Group Companies as it currently is conducted and as contemplated by AsiaInfo to be conducted, including, without limitation, the operation, design, development, manufacture, use, import, distribution and sale of AsiaInfo Products, or that would require the granting of rights or ownership interests in any AsiaInfo-Owned Intellectual Property funded by such entity.

(k) No Governmental Authority Restrictions. No AsiaInfo-Owned Intellectual Property, AsiaInfo Product or service of AsiaInfo is subject to any proceeding of a Governmental Authority or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by AsiaInfo or any of its Group Companies.

(l) AsiaInfo IP Licenses. All AsiaInfo IP Licenses are in full force and effect. Neither AsiaInfo nor any of its Group Companies is in material breach of nor have AsiaInfo or any of its Group Companies materially failed to perform under, and neither AsiaInfo nor any of its Group Companies have received any written notice of any material breach or material failure to perform under, any of the AsiaInfo IP Licenses and, to the knowledge of AsiaInfo and its Group Companies, no other party to any such contract, license or agreement is in material breach thereof or has materially failed to perform thereunder. The consummation of the Combination-Related Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any AsiaInfo IP Licenses or entitle the other party or parties to such AsiaInfo IP Licenses to terminate such AsiaInfo IP Licenses. None of the Combination-Related Transactions will result in and of themselves in automatically granting any third party any rights to any

AsiaInfo-Owned Intellectual Property Rights based on an AsiaInfo IP License that are in addition to, or greater than, such third party currently has under such AsiaInfo IP Licenses, including any access to or release of any source code owned by or licensed to AsiaInfo or any of its Group Companies.

(m) Disputes. To the knowledge of AsiaInfo and its Group Companies, there are no material contracts, licenses or agreements between AsiaInfo and any other Person with respect to AsiaInfo Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by AsiaInfo thereunder.

(n) No Third-Party Infringement; No Unauthorized Use. To the knowledge of AsiaInfo and its Group Companies, no Person is infringing or misappropriating any material AsiaInfo-Owned Intellectual Property Right.

(o) Protection. AsiaInfo has taken all commercially reasonable steps under the circumstances to protect AsiaInfo’s rights in confidential information and trade secrets of AsiaInfo or provided by any other Person to AsiaInfo.

3.16 Employee Matters.

(a) Severance Obligations. Except as otherwise contemplated in this Agreement, to the knowledge of AsiaInfo and its Group Companies, neither the execution and delivery of this Agreement, nor the performance of Combination Related-Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due to any director, any officer or any employee of AsiaInfo or its Group Companies under any AsiaInfo Plan, under the laws of the PRC, or otherwise, (ii) materially increase any benefits otherwise payable under any AsiaInfo Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(b) Labor Relations. As of the date hereof, there is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of AsiaInfo and its Group Companies, threatened against AsiaInfo or its Group Companies. AsiaInfo is in material compliance with all laws applicable to such entities respecting employment and employment practices, terms, and conditions of employment, and wages and hours. None of AsiaInfo and its Group Companies is a party to or has any liability with respect to any collective bargaining agreement or other labor union contract applicable to Persons employed by AsiaInfo and its Group Companies, nor does AsiaInfo know of any activities or proceedings of any labor union or other Person to organize any such employees. As of the date hereof, there is no labor strike, slowdown, work stoppage or lockout pending, or to the knowledge of AsiaInfo and its Group Companies, threatened, against or affecting AsiaInfo and its Group Companies, nor has there been any such activity within the past two years.

3.17 Customers. With respect to each customer of AsiaInfo or any of its Group Companies that comprises 5% or more of AsiaInfo’s consolidated net sales during AsiaInfo’s most recent fiscal year, neither AsiaInfo nor any of its Group Companies has received any written notice that any such customer of AsiaInfo or its Group Companies has ceased, or will cease, within twelve months following the Closing Date, to use the products or services of AsiaInfo or any of its Group Companies.

3.18 Suppliers. With respect to each supplier of AsiaInfo or any of its Group Companies that comprises 5% or more of AsiaInfo’s consolidated inventory purchases during AsiaInfo’s most recent fiscal year, neither AsiaInfo nor any of its Group Companies has received any written notice that any such supplier will not sell inventories to AsiaInfo or any of its Group Companies at any time within twelve (12) months after the Closing Date.

3.19 Related Party Transactions. All contracts and agreements, and any other material relationships, between AsiaInfo or any of its Group Companies, on the one hand, and any Related Party of AsiaInfo or any of its Group Companies, on the other hand, and all obligations owed by AsiaInfo or any of its Group Companies to any Related Party of AsiaInfo or any of its Group Companies (other than obligations owed by one of AsiaInfo’s Group Companies to another) that are required to be are disclosed in the AsiaInfo SEC Reports are so disclosed.

3.20 Product or Service Liability. Since December 31, 2008, there has been no Action by or before any Governmental Authority pending or, to the knowledge of AsiaInfo and its Group Companies, threatened against or involving AsiaInfo or any of its Group Companies relating to (a) any AsiaInfo Products delivered or sold by AsiaInfo or any of its Group Companies and alleged to have been defective or improperly rendered or not in compliance with contractual or regulatory requirements, or (b) any AsiaInfo Products delivered or sold by AsiaInfo or any of its Group Companies which are defective or not in compliance with contractual or regulatory requirements, except in each case as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect.

3.21 Brokers; Fairness Opinion. Except for Bank of America Merrill Lynch, The Hina Group Holdings, or any of their respective affiliates, no broker, finder, investment banker or other financial advisor is entitled to any brokerage, finder’s or other fee, commission, or remuneration in connection with the Combination-Related Transactions based upon arrangements made by or on behalf of AsiaInfo. The AsiaInfo Board has received an opinion from Merrill Lynch (Asia Pacific) Limited to the effect that, as of the date hereof, the Consideration to be paid is fair to AsiaInfo from a financial point of view and such opinion has not been withdrawn or modified.

3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits to this Agreement), none of AsiaInfo, its Group Companies, or any of their Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to any of the Linkage Parties, express or implied, at law or in equity, on behalf of AsiaInfo or its Group Companies, and AsiaInfo and its Group Companies by this Agreement disclaim any such representation or warranty, notwithstanding the delivery or disclosure to any of the Linkage Parties or any other Person of any documentation or other information by AsiaInfo, its Group Companies, or any of their Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE 4

CONDUCT PRIOR TO THE CLOSING DATE

4.1 Conduct of Businesses.

(a) Affirmative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each of Linkage on the one hand, and AsiaInfo on the other hand, shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party, which consent shall not be unreasonably withheld or delayed): (i) carry on its and its Group Companies’ business in the usual, regular and ordinary course consistent with past practices; (ii) pay its and its Group Companies’ debts and Taxes when due subject to good faith disputes over such debts or Taxes; (iii) pay or perform other material obligations when due; and (iv) use all reasonable efforts to preserve intact its and its Group Companies’ present business organizations, keep available the services of its and its Group Companies’ present officers and key employees and preserve its and its Group Companies’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with either, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing. Each of Linkage and the Key Linkage Shareholders on the one hand, and AsiaInfo on the other hand, shall promptly notify the other party of any event or occurrence with respect to its or its Group Companies or any of their respective businesses of which he, she or it became aware which would reasonably be expected to have an AsiaInfo Material Adverse Effect or a Linkage Material Adverse Effect, as applicable.

(b) Negative Covenants. Without limiting the foregoing Section 4.1(a), except as expressly contemplated by this Agreement, the Linkage Disclosure Schedule or the AsiaInfo Disclosure Schedule, neither Linkage nor AsiaInfo shall do, cause or permit, or cause or permit any of their respective Group Companies to do, cause or permit, any of the following, without the prior written consent of the other party:

(i) Charter Documents. Cause or permit any amendments to the certificate of incorporation, articles of incorporation, bylaws, memorandum and articles of association, or any similar charter documents of it or its respective Group Companies;

(ii) Dividends; Changes in Capital Stock or Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its or any of its Group Companies’ capital stock or share capital, or split, combine or reclassify any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or share capital, or repurchase or otherwise acquire, directly or indirectly, any shares of its or its Group Companies’ capital stock or share capital, except from former employees, directors and consultants in accordance with agreements in effect prior to December 4, 2009, providing for the repurchase of shares in connection with any termination of service from it or its Group Companies;

(iii) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv) Issuance of Securities. Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its Group Companies’ capital stock or share capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it or its Group Companies to issue any such shares or other convertible securities, other than (A) the issuance of equity awards pursuant to the AsiaInfo Stock Plan representing up to 190,000 shares of AsiaInfo Common Stock, and (B) the issuance of AsiaInfo Common Stock pursuant to the exercise or vesting of stock options, warrants, restricted stock units, performance stock units, or other similar rights outstanding on the date hereof;

(v) Intellectual Property. Transfer to any Person or entity any rights to the Linkage Intellectual Property or the AsiaInfo Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices;

(vi) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Products of Linkage or AsiaInfo or the Linkage Intellectual Property, or the AsiaInfo Intellectual Property, as applicable;

(vii) Dispositions. Sell, lease, license (except as permitted by Section 4.1(v) above) or otherwise dispose of or encumber any of its or its Group Companies’ properties or assets that are material, individually or in the aggregate, to its Group Companies businesses (other than the sale of inventory in the ordinary course of business);

(viii) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(ix) Agreements. Enter into, terminate or amend, in a manner that would be reasonably expected to adversely affect the business of Linkage, AsiaInfo, or their respective Group Companies (i)(A) in the case of Linkage and its Group Companies, any Linkage Material Contract or (B) in the case of AsiaInfo and its Group Companies, any AsiaInfo Material Contract; (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Products of Linkage or AsiaInfo (other than non-exclusive licenses in the ordinary course of business consistent with past practice); or (iii) any other agreement material to the business or prospects of it or any of its Group Companies that would be a Linkage Material Contract or an AsiaInfo Material Contract; provided, that notwithstanding the foregoing, Linkage may not enter into, terminate or amend any agreement to which Lianchuang Technology Company Limited is a party.

(x) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of US$50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Linkage Financial Statements, the Linkage Interim Financial Statements, or the AsiaInfo Financial Statements, as applicable, or fees and expenses incurred in connection with the transactions contemplated by this Agreement;

(xi) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, outside of the ordinary course of business in excess of US$100,000 per calendar month; provided that such amount shall be cumulative, meaning to the extent any amount is unspent in one month it shall be available for use in future months; provided, that no individual expenditure, addition or improvement may exceed $50,000;

(xii) Insurance. Materially reduce the amount of, or materially modify any of the terms of, any insurance coverage provided by existing insurance policies that are material to its business;

(xiii) Termination or Waiver. Terminate or waive any right material to it or its Group Companies, other than in the ordinary course of business consistent with past practice;

(xiv) Linkage Plans; New Hires; Pay Increases. In the case of Linkage, amend any Linkage Plan or adopt any plan that would constitute a Linkage Plan, except in order to comply with applicable laws or regulations, pay or provide any material bonus, remuneration (other than wages, salary and/or commission at rates in effect on December 4, 2009) or material noncash benefit (except payments and benefits made pursuant to written agreements in effect prior to December 4, 2009 and disclosed on the Linkage Disclosure Schedule), or increase the benefits, salaries or wage rates of any of Linkage’s or its Group Companies’ employees, in each case other than in the ordinary course of business consistent with past practice;

(xv) Severance Arrangements. In the case of Linkage, grant or pay any severance or termination pay or benefits to any Linkage director, officer, or any other employee, except for payments made pursuant to written agreements in effect prior to December 4, 2009, and disclosed on the Linkage Disclosure Schedule or as required by applicable law, or take any action that would incur severance or termination pay or benefits (whether or not required by applicable law) above $200,000 in the aggregate;

(xvi) Lawsuits. Commence a lawsuit other than: (i) for the routine collection of bills; or (ii) for a breach of this Agreement;

(xvii) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business or the business of any of its Group Companies, other than, in the case of AsiaInfo, one or more Small AsiaInfo Acquisition Transactions, provided that the consideration paid by AsiaInfo and its Group Companies in all such Small AsiaInfo Acquisition Transactions taken together is not more than US$20 million in aggregate.

(xviii) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Return or any amendment to a Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes in excess of US$15,000, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xix) Revaluation. Revalue any of its or its Group Companies’ assets, other than in the ordinary course of business, consistent with past practice, or as required by changes in GAAP;

(xx) Assets and Liabilities of Linkage and its Group Companies. In the case of Linkage, cause or permit the transfer of any right, title or interest in and to any of: (i) the assets, including but not limited to Intellectual Property, Intellectual Property Rights and accounts receivable, of any of the Linkage Group Companies to Linkage; or (ii) the liabilities, including but not limited to those liabilities arising out of or in connection with the negotiation and consummation of the Combination-Related Transactions, of Linkage to any of the Linkage Group Companies (except in the ordinary course of business, consistent with past practices); or

(xxi) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(i) through (xx) above, or any action that would prevent Linkage or the Key Linkage Shareholders, on the one hand, or AsiaInfo, on the other hand, from performing, in any material respect, or cause such party not to perform, in any material respect, its covenants hereunder.

4.2 No Solicitation.

(a) Linkage Obligations.

(i) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, neither Linkage, any of its Group Companies, nor any of the Key Linkage Shareholders shall, directly or indirectly through any officer, director, employee, advisor, consultant, representative or agent (the “Representatives”) of it or of any of its Group Companies or the Key Linkage Shareholders or otherwise: (i) solicit, facilitate, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or any material amount of its assets, sale of shares of capital stock (including for the avoidance of doubt and without limitation, any inquiries or proposals regarding sales of securities or solicitations of offers to purchase securities under or related to Linkage’s registration statement on Form F-1 (File No. 333-163185) filed with the SEC on November 18, 2009, as amended or supplemented, or any similar public offering or private placement) or similar transactions involving Linkage, the Company or any of Linkage’s Group Companies other than the Combination-Related Transactions (any of the foregoing inquiries or proposals a “Linkage Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Linkage Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Linkage Acquisition Proposal. Linkage represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to a Linkage Acquisition Proposal without payment of any fee or other penalty.

(ii) Linkage shall notify AsiaInfo immediately (and no later than 24 hours) after receipt by Linkage, any of its Group Companies, any of the Key Linkage Shareholders or their Representatives of any Linkage Acquisition Proposal or any request for nonpublic information in connection with a Linkage Acquisition Proposal or for access to the properties, books or records of Linkage or any of its Group Companies by any Person or entity that informs Linkage, any of its Group Companies or any of the Key Linkage Shareholders that it is considering making, or has made, a Linkage Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

(iii) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, each Key Linkage Shareholder agrees that he will not, directly or indirectly, through any Representative or otherwise, take any action to solicit, initiate, seek, encourage, respond to or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, Person or other entity or group (other than AsiaInfo) regarding any Linkage Acquisition Proposal. If a Linkage Acquisition Proposal is received by, or such information is requested from, such Key Linkage Shareholder, such Key Linkage Shareholder shall promptly notify AsiaInfo of such fact and specify the information requested and the name of the Person making such proposal and/or requesting such information.

(b) AsiaInfo Obligations.

(i) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, neither AsiaInfo nor any of its Group Companies shall directly or indirectly through any of its of Group Company’s Representatives or otherwise: (i) solicit, facilitate, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or any material amount of its assets, sale of shares of capital stock or similar transactions involving AsiaInfo or any of its Group Companies other than the (x) Combination-Related Transactions or (y) inquiries, proposals, or offers that contemplate a Small AsiaInfo Acquisition Transaction (any of the foregoing inquiries or proposals an “AsiaInfo Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any AsiaInfo Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any AsiaInfo Acquisition Proposal. AsiaInfo represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an AsiaInfo Acquisition Proposal without payment of any fee or other penalty.

(ii) AsiaInfo shall notify Linkage immediately (and no later than 24 hours) after receipt by AsiaInfo, any of its Group Companies, or their Representatives of any AsiaInfo Acquisition Proposal or any request for nonpublic information in connection with an AsiaInfo Acquisition Proposal or for access to the properties, books or records of AsiaInfo or any of its Group Companies by any Person or entity that informs AsiaInfo, any of its Group Companies or any of the AsiaInfo Shareholders that it is considering making, or has made, an AsiaInfo Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

4.3 Access to Information.

(a) Each party shall afford the other, and the other parties’ Representatives, reasonable access during the period prior to the Closing Date to: (i) all of its properties, assets, personnel, books, contracts, commitments and records and that of its Group Companies; and (ii) all other information concerning its business, properties, assets and personnel of as the other may reasonably request.

(b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of AsiaInfo and Linkage shall confer on a regular and frequent basis with one or more Representatives of the other party to report on material operational matters and the general status of ongoing operations or the Combination-Related Transactions.

(c) No information or knowledge obtained in any investigation pursuant to this Section 4.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Combination.

4.4 Confidentiality. The parties acknowledge that AsiaInfo and Linkage have previously executed a confidentiality agreement dated September 17, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

4.5 Public Disclosure. Unless otherwise permitted by this Agreement prior to the Closing or the earlier termination of this Agreement, AsiaInfo and Linkage shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding any of the terms of this Agreement and the Combination-Related Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

4.6 Reasonable Efforts; Further Assurances.

(a) Each party shall use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 6, as applicable to each of them. Each party, at the reasonable request of any other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Combination-Related Transactions.

(b) Subject to the terms and conditions hereof, each party shall use its respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Combination-Related Transactions including, without limitation, using their respective commercially reasonable efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which each party shall cooperate with each other party in connection with the making of all such registrations and filings, including, without limitation, providing copies, as reasonably necessary and to the extent permitted by law, of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other party such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any party to consummate the Combination-Related Transactions and to prevent, with respect to any such threatened injunction, restraining order or other such ruling, the issuance or entry thereof.

4.7 Notification of Certain Matters.

(a) Linkage and the Key Linkage Shareholders on the one hand, and AsiaInfo on the other hand, shall give prompt notice to the other party of the occurrence or non-occurrence of (i) any event, the occurrence or non-occurrence of which would reasonably be expected to result in any representation or warranty of such notifying party contained in this Agreement to be untrue or inaccurate and

(ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Linkage and the Key Linkage Shareholders shall give prompt notice to AsiaInfo, and AsiaInfo shall give prompt notice to Linkage and the Key Linkage Shareholders of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Combination-Related Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Combination-Related Transactions; (iii) any material litigation relating to or involving or otherwise affecting Linkage, AsiaInfo, their respective Group Companies or a change in the status of any material litigation that is ongoing as of the date hereof, or any litigation relating to or involving or otherwise affecting the Combination-Related Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Linkage Material Contract or an AsiaInfo Material Contract; and (v) any change that would be considered reasonably likely to result in a Linkage or AsiaInfo Material Adverse Effect, as the case may be, or is likely to impair the ability of any party to consummate the Combination or other transactions contemplated by this Agreement.

4.8 Antitrust Laws.

(a) Each party shall use commercially reasonable efforts to obtain as promptly as practicable after the date hereof the authorizations, consents, orders, approvals, actions or non-actions necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and for the consummation of the Combination-Related Transactions. In furtherance and not in limitation of the foregoing, each party shall: (i) use commercially reasonable efforts to achieve compliance with, and make, as promptly as practicable after the date hereof, all filings required by all other applicable Antitrust Laws; (ii) use commercially reasonable efforts to submit as promptly as practicable all additional information and documents reasonably requested by a Governmental Authority under any applicable Antitrust Law; and (iii) not take or fail to take any action when such action or failure to act reasonably could be expected to have the effect of materially delaying, impairing or impeding the authorizations, consents, orders, approvals, actions or non-actions of a Governmental Authority necessary for the execution, delivery and performance of this Agreement, and for the consummation of the Combination-Related Transactions.

(b) Each party shall, in connection with the efforts referenced in Sections 4.6 and 4.7, use its commercially reasonable efforts, to the extent permitted by law and subject to appropriate confidentiality protections, to (i) cooperate with each other, including without limitation by supplying to each other all reasonably necessary information and documents, in connection with any filing, submission, or investigation or other inquiry with respect to Antitrust Laws, including any proceeding initiated by a private party, (ii) keep the other party timely informed of any communication received from, or given to, any Governmental Authority and, in connection with any proceeding by a private party, of any communication received from or given to such party, in each case regarding any of the Combination-Related Transactions, (iii) permit the other parties to review in advance any communication from it to any Governmental Authority or, in connection with any proceeding by a private party, to such party, and (iv) consult with the other parties in advance of any meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party, with such party and, to the extent permitted by any applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants contained in Sections 4.8(a) and 4.8(b), if any objections are asserted with respect to the Combination-Related Transactions under any Antitrust Law or if any claim, action, suit, proceeding or investigation is instituted, or threatened to be instituted, by any applicable Governmental Authority or private party, challenging the Combination-Related Transactions as violative of any Antitrust Law, or which would otherwise prohibit or materially impair or materially delay the consummation of the Combination-Related Transactions (an “Antitrust Challenge”), each party shall use commercially reasonable efforts to resolve all such Antitrust Challenges so as to permit the consummation of the Combination-Related Transactions. Notwithstanding anything to the contrary in this Agreement (including pursuant to the immediately preceding sentence), nothing in this Agreement obligates AsiaInfo or Linkage (i) to divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Linkage (or any of the businesses, product lines or assets of Linkage or its Affiliates), AsiaInfo (or any of the businesses, product lines or assets of AsiaInfo or its Affiliates); (ii) to alter or restrict materially business or commercial practices, or any of its respective Affiliates. Notwithstanding anything to the contrary in this Agreement (including pursuant to the immediately preceding sentence), nothing in this Agreement obligates AsiaInfo, Linkage or the Key Linkage Shareholders (i) to change or agree to change the proposed structure of the Combination-Related Transactions (unless such change would cause such Antitrust Challenge to be vacated, lifted, reversed or overturned in a manner that preserves the intended benefits of the Combination-Related Transactions) or (ii) to agree to modify (A) the amount or kind of Consideration to be received by Linkage as provided in this Agreement or (B) any of the material terms of this Agreement.

4.9 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, AsiaInfo (with the reasonable cooperation and assistance of Linkage and the Key Linkage Shareholders) shall prepare and file with the SEC a proxy statement relating to the meeting of AsiaInfo’s stockholders (the “AsiaInfo Stockholders’ Meeting”) to be held to consider approval of the Combination and the other AsiaInfo Voting Proposal (such proxy statement, as amended or supplemented, the “Proxy Statement”). Linkage and each of the Key Linkage Shareholders shall use commercially reasonable efforts to provide promptly to AsiaInfo such information concerning Linkage and the Key Linkage Shareholders, respectively, as is required under applicable legal requirements for inclusion in the Proxy

Statement. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as reasonably practicable after such filing. Linkage and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement prior to filing with the SEC. AsiaInfo shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable upon the earlier of (x) receiving notification that the SEC is not reviewing the Proxy Statement and (y) the conclusion of any SEC review of the Proxy Statement. AsiaInfo will not file any amendment to the Proxy Statement with the SEC without providing Linkage and the Key Linkage Shareholders a reasonable opportunity to review and comment on any proposed responses to the SEC. AsiaInfo shall promptly provide to Linkage and the Key Linkage Shareholders copies of, and consult with Linkage and the Key Linkage Shareholders in preparing written responses with respect to, any written comments received from the SEC with respect to the Proxy Statement and advise Linkage and the Key Linkage Shareholders of any oral comments received from the SEC. AsiaInfo shall cause the Proxy Statement to comply as to form with the rules and regulations promulgated by the SEC under the Exchange Act.

(b) If, at any time prior to the AsiaInfo Stockholders’ Meeting, any event or circumstance relating to any party, or any of its respective Affiliates, shareholders, officers or directors should be discovered by any party, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other parties. As promptly as practicable after discovering such event or circumstance or being so informed, AsiaInfo, with the reasonable cooperation and assistance of the Linkage Parties, shall prepare and file with the SEC an amendment or supplement to the Proxy Statement containing a description of such event or circumstance and disseminate such amendment or supplement to the Proxy Statement to the stockholders of AsiaInfo. Prior to the occurrence of any Adverse Recommendation Change, the Key Linkage Shareholders and their counsel shall be given a reasonable opportunity to review and comment upon such amendment or supplement prior to filing with the SEC.

(c) AsiaInfo covenants that the information supplied by AsiaInfo for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of AsiaInfo and (ii) the time of the AsiaInfo Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that AsiaInfo is responsible for filing with the SEC in connection with the AsiaInfo Stockholders’ Meeting or, the Combination-Related Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) Each of Linkage and the Key Linkage Shareholders covenants that the information supplied by such Person for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of AsiaInfo and (ii) the time of the AsiaInfo Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 AsiaInfo Stockholders’ Meeting. AsiaInfo shall take all actions in accordance with law, the organizational documents of AsiaInfo and the rules of The NASDAQ Global Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, the AsiaInfo Stockholders’ Meeting solely for the purpose of (a) considering and voting upon the issuance of the Consideration in the Combination, including, without limitation, the Stock Consideration and (b) considering and voting upon the change of the name of AsiaInfo following the completion of the Combination to “AsiaInfo-Linkage, Inc.” (the “AsiaInfo Voting Proposal”). Once the AsiaInfo Stockholders’ Meeting has been called and noticed, AsiaInfo shall not postpone or adjourn the AsiaInfo Stockholders’ Meeting without the consent of Linkage, which consent shall not be unreasonably withheld or delayed, other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that it believes in good faith is necessary under applicable law and for such supplemental and amended disclosure to be disseminated and reviewed by AsiaInfo’s stockholders prior to the AsiaInfo Stockholders’ Meeting and for the satisfaction of the proviso to the fourth sentence of this paragraph; provided, that in the event that the AsiaInfo Stockholders’ Meeting would be delayed to a date after the End Date as a result of either (i) or (ii) above, then, the End Date shall be extended to the fifth Business Day after such date). Except as expressly permitted by this Section 4.10, (X) the AsiaInfo Board shall recommend approval of the AsiaInfo Voting Proposal by the stockholders of AsiaInfo and include such recommendation in the Proxy Statement, (Y) none of AsiaInfo, the AsiaInfo Board or any other committee of the AsiaInfo Board shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to Linkage or the Key Linkage Shareholders, the recommendation of the AsiaInfo Board that AsiaInfo’s stockholders vote in favor of the AsiaInfo Voting Proposal (any of the foregoing, or a failure by the AsiaInfo Board to recommend approval of the AsiaInfo Voting Proposal in the Proxy Statement, an “Adverse Recommendation Change”), and (Z) AsiaInfo shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the AsiaInfo Voting Proposal and subject to the fiduciary duties of the directors, shall take all reasonably necessary action to secure the vote of stockholders required by applicable law. Notwithstanding the foregoing, at any time prior to obtaining the Required AsiaInfo Vote, the AsiaInfo Board may make an Adverse Recommendation Change if the AsiaInfo Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law. For the avoidance of doubt, the parties agree that notwithstanding an Adverse Recommendation Change, AsiaInfo shall convene and hold the AsiaInfo Stockholder Meeting, unless the Agreement is otherwise terminated in accordance with its terms.

4.11 NASDAQ Listing. AsiaInfo shall use its commercially reasonable efforts to cause the Share Consideration to be authorized for listing on the NASDAQ Global Market, subject to official notice of issuance, prior to the issuance of such Share Consideration.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Officers of Combined Company; Executive Committee. On or before the Closing Date, AsiaInfo shall offer employment agreements (including related non-compete, non-solicitation and change of control severance agreements) to each of Libin Sun, Guoxiang Liu and Xiwei Huang, to be effective upon the Closing. The Employment Agreements shall include the terms set forth on Exhibit G and otherwise be in substantially the same form as those forms that have been publicly filed as exhibits to the AsiaInfo SEC Reports prior to the date of this Agreement for AsiaInfo’s current executive officers. Effective upon the Closing (a) Steve Zhang shall continue to serve as the Chief Executive Officer and President of the combined company, (b) Ms. Wei Li shall serve as the Chief Financial Officer of the combined company and (c) Xiwei Huang shall be appointed Chief Operating Officer of the combined company. Promptly following the Closing Date, an integration committee comprised of current or former board members and senior management from both Linkage and AsiaInfo will be formed, co-chaired by Steve Zhang and Libin Sun.

5.2 Board of Directors of the Combined Company. The AsiaInfo Board will take all necessary corporate action to cause the AsiaInfo Board, effective on the Closing Date, to consist of nine directors, including four (4) non-independent directors and five (5) independent directors. Upon the Closing, Linkage shall be entitled to designate for appointment two (2) directors to the AsiaInfo Board who held management positions with Linkage, namely Libin Sun and Xiwei Huang. The other two non-independent directors shall have served on the AsiaInfo Board immediately prior to the Closing Date. In addition, upon the Closing, Linkage will be entitled to designate one (1) director meeting the definition of “independent director” as defined under NASDAQ Rule 5605(a)(2), subject to approval by the Nominating and Corporate Governance Committee of the AsiaInfo Board in accordance with its charter and NASDAQ Rule 5605(e). The other four (4) independent directors shall be appointed by the AsiaInfo Board immediately prior to the Closing Date. Libin Sun will be appointed as an Executive Co-Chairman of the Board, with James Ding continuing to serve as a Co-Chairman of the Board. Each of the new directors are expected to serve on the AsiaInfo Board for a term of three years (or the remaining portion of such term) as a Class I, Class II and Class III director, respectively (as such terms are defined in the by-laws of AsiaInfo) and may be renominated from time to time by the Nominating and Corporate Governance Committee of the AsiaInfo Board. If, prior to the Closing Date, any of the Linkage nominees shall decline or be unable to serve as a director, Linkage shall be entitled to nominate another director to serve in such Person’s stead, subject to approval by the Nominating and Corporate Governance Committee of the AsiaInfo Board in accordance with its charter and NASDAQ Rule 5605(e).

5.3 Change of Name.

(a) Subject to the terms hereof, at the AsiaInfo Stockholders’ Meeting, AsiaInfo shall propose and recommend that its Certificate of Incorporation be amended immediately following the Closing to change its name to “AsiaInfo-Linkage, Inc.” In addition, the by-laws of AsiaInfo shall be amended, effective as of the Closing (in addition to the amendments set forth in Section 5.3(b)), to reflect such change in AsiaInfo’s corporate name. Following the Closing, the combined company shall be referred to and branded in Chinese as “AsiaInfo-Linkage” with the exception of Linkage Technology (Nanjing) Co., Ltd., which shall be referred to and branded as “Linkage-AsiaInfo.” If AsiaInfo, or AsiaInfo-Linkage decide to devise a new logo for AsiaInfo-Linkage, executive representatives of both legacy Linkage and legacy AsiaInfo will work together on the design of such new logo.

(b) Effective as of the Closing, the AsiaInfo Board shall amend the by-laws of AsiaInfo to provide for two Co-Chairmen.

5.4 Company Headquarters. Immediately following the Closing, the combined company shall maintain its United States headquarters in Santa Clara, California; its PRC headquarters in Beijing, China; and its research and development headquarters in Nanjing, China.

5.5 Distribution of the Consideration.

(a) If and to the extent not distributed upon Closing, the Linkage Parties shall take commercially reasonable steps to distribute all of the Consideration received by Linkage (less any cash required by Linkage to meet its outstanding obligations) as soon as reasonably practicable thereafter to the Legacy Linkage Shareholders.

(b) If, following the Closing, Linkage discovers any assets or rights other than the Consideration paid pursuant to the Combination and the Combination-Related Transactions, Linkage shall, and the Key Linkage Shareholders shall use commercially reasonable efforts to, ensure that all such assets and rights, including any Intellectual Property, of Linkage to inure to the benefit of AsiaInfo, and shall use commercially reasonable efforts to cause appropriate assignment agreements to such effect, in a form reasonably satisfactory to AsiaInfo, to be executed by Linkage and copies delivered to AsiaInfo. Any liabilities or other obligations, including without limitation those owed to its financial advisors, lawyers, accountants, financial printers and the like, shall remain liabilities and obligations of Linkage and, if not settled prior to the Closing, shall be paid by Linkage out of the Cash Consideration before any distribution to the Legacy Linkage Shareholders. If the Consideration is distributed by way of liquidation, Linkage shall, and the Key Linkage Shareholders shall take commercially reasonable steps to ensure that Linkage shall, liquidate in a manner consistent the Linkage Charter Documents.

(c) The Linkage Parties hereby acknowledge that (i) the Stock Consideration to be distributed pursuant to this Section 5.6 shall be distributed free of any voting trusts, proxies or other agreements, commitments or understandings of any character, and (ii) such ultimate distributees, as set forth on Exhibit A-2, shall be reflected as the record holders of such Stock Consideration in AsiaInfo’s books and records.

(d) If and to the extent the Linkage Parties are unable to cause the Consideration to be distributed simultaneously with the Closing as contemplated in Section 5.5(a), Linkage will hold such Consideration in trust for the benefit of the Legacy Linkage Shareholders and shall refrain from exercising any voting rights associated with the AsiaInfo Common Stock comprising the Stock Consideration other than in accordance with the Stockholders’ Agreement. Until the Stock Consideration (other than the AsiaInfo Common Stock that is part of the Escrow Amount) is delivered to the shareholders of Linkage, (a) the Linkage Parties acknowledge and agree that such shares of AsiaInfo Common Stock may not be voted; and (b) AsiaInfo shall not be required to recognize any votes cast at any annual or special meeting of AsiaInfo stockholders, or any other stockholder action taken, with respect to any shares of AsiaInfo Common Stock comprising all or any part of the Stock Consideration.

5.6 Stockholders’ Agreement. The stockholders’ agreement by and among AsiaInfo, Linkage, Edward Tian and Libin Sun, a form of which is attached hereto as Exhibit E (the “Stockholders’ Agreement”) shall be executed and delivered contemporaneously with this Agreement, the obligations of which are to be effective upon the Closing.

5.7 Voting Agreement. The voting agreement by and among Linkage, Edward Tian and James Ding, a form of which is attached hereto as Exhibit F (the “Voting Agreement”) shall be executed and delivered contemporaneously with this Agreement.

5.8 Assignment Agreement. To the extent the assignment of Intellectual Property covered under the Patent and Patent Application Assignment Agreement, dated June 23, 2009 by and between Lianchuang Technology Company Limited and Linkage Technology (Nanjing) Co., Ltd. (the “Assignment Agreement”), has not been registered or otherwise completed in all respects prior to the Closing, the Linkage Parties shall take any and all steps necessary (a) to cause the transfer of all right, title and interest in and to such Intellectual Property (the “Assignment”), to Linkage Technology (Nanjing) Co., Ltd., and (b) to make all applications, registrations, or other filings with PRC Governmental Authorities necessary to cause the Assignment to become effective, including those with the PRC State Intellectual Property Office (“SIPO”).

5.9 Non-Competition.

(a) From the Closing and for five (5) years thereafter, the Linkage Parties will not, and will cause their Affiliates (other than the Company and the other Group Companies of Linkage) not to, directly or indirectly, in the PRC, (i) engage in, own any interest in, invest in, lend funds to, or provide any management, consulting, financial, administrative or other services to any business that competes with AsiaInfo or any of its Group Companies in the telecommunications software solutions or information technology security products and services sectors, (ii) solicit, sell or attempt to sell goods and services offered by AsiaInfo or any of its Group

Companies in the telecommunications software solutions or information technology security products and services sectors to any Person that is a customer of AsiaInfo or any of its Group Companies (or any of their respective successors), (iii) disclose any confidential or non-public information regarding AsiaInfo or any of its Group Companies to any third party, or (iv) directly or indirectly solicit or encourage to leave employ, contract, or offer to employ or contract with any Person who is an employee, was an employee during the previous 12 months, or is hired as an employee by AsiaInfo or any of its Group Companies (or any of their respective successors), including without limitation any employees of Linkage BVI or its Subsidiaries who remain employees of Linkage BVI or its Subsidiaries at the time of the Closing; provided, however, that notwithstanding the foregoing, each Linkage Party and its Affiliates may own (in addition to shares of Omaha Common Stock acquired by such Linkage Party and its Affiliates pursuant to the Combination-Related Transactions), directly or indirectly, solely as an investment, securities of any Person (other than Linkage) engaged in the sale of goods and services in the telecommunications software solutions or information technology security products and services sectors in the PRC that are traded on any internationally-recognized securities exchange if such Linkage Party (alone or collectively with its Affiliates) (x) does not control, is not controlled by, and is not under common control with such Person and (y) does not, directly or indirectly, own one (1) percent or more of any class of securities of such Person.

(b) It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

5.10 Non-Competition Agreement. The Linkage Parties shall cause Lianchuang Technology Company Limited to execute and deliver to AsiaInfo copies of a non-compete and non-solicit agreement substantially in the form attached hereto as Exhibit J (the “Non-Compete Agreement”), which Non-Compete Agreement will contain terms substantially similar to those contained in Section 5.9 hereof.

5.11 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Linkage when due, and Linkage shall, at its own expense, file all necessary Returns and other documentation with respect to all such Transfer Taxes; provided, however, that if required by applicable law, AsiaInfo will join in the execution of any such Return and other documentation. Linkage shall provide AsiaInfo with evidence satisfactory to AsiaInfo that such Transfer Taxes have been paid by Linkage.

5.12 Option Matters.

(a) AsiaInfo Options. Following the date hereof and until the Closing Date or the termination of this Agreement (if terminated prior to closing), AsiaInfo shall only grant new equity awards under the AsiaInfo Option Plan in a manner consistent with Section 4.1(b)(iv).

(b) Linkage Options. Following the date hereof, Linkage shall (A) take such actions as necessary to (i) terminate the Linkage Option Plan without the issuance of any Linkage Options prior to such termination, (ii) prevent any further vesting under the Subject Option and (B) use commercially reasonable efforts to obtain a full release from the holder of the Subject Option with respect to the Subject Option.

(c) New Option Plans. As soon as practicable after the Closing, and in accordance with the policies and practices of the Compensation Committee of the AsiaInfo Board, AsiaInfo shall use commercially reasonable efforts to adopt a new equity incentive plan or plans pursuant to which AsiaInfo may grant certain equity awards, including but not limited to options to acquire shares of AsiaInfo Common Stock, to the service providers of the combined company following the Closing. AsiaInfo and Linkage shall consult with each other regarding the terms of such plan(s), including without limitation, the forms of the equity awards, the number of shares of AsiaInfo Common Stock to be reserved thereunder, and other material terms. When appropriate and consistent with past practices, as determined in its discretion, AsiaInfo shall (i) seek stockholder approval of such plan(s) and the number of shares of AsiaInfo Common Stock to be reserved thereunder and (ii) register the shares reserved for issuance under such plan(s) under the Securities Act.

ARTICLE 6

CONDITIONS TO THE COMBINATION

6.1 Conditions to Obligations of Each Party to Effect the Combination. The obligations of each party to effect the Combination and consummate the other Combination-Related Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the party entitled to the benefit thereof, in whole or in part, to the extent permitted by applicable law:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other law or prohibition preventing the consummation of the Combination shall be and remain in effect, nor shall there be any action taken, or any law enacted, entered, enforced or deemed applicable to the Combination, which makes the consummation of the Combination and the other transactions contemplated by this Agreement illegal. There shall not be any investigation, proceeding or litigation instituted, commenced, pending or threatened in writing by any Governmental Authority relating to the Combination or any other transactions contemplated by this Agreement, that would or is reasonably likely to (i) restrain, limit, enjoin, prevent, restrict, prohibit, or make illegal in whole or in part, the Combination or any other transactions contemplated by this Agreement or (ii) result in material damages being imposed on AsiaInfo, Linkage, the Key Linkage Shareholders or any of their respective Affiliates.

(b) Stockholder Approval. AsiaInfo shall have obtained the Required AsiaInfo Vote with respect to the Combination at the AsiaInfo Stockholder Meeting.

(c) Regulatory Approval. All authorizations, consents, orders, approvals, actions or non-actions of a Governmental Authority that are required for the lawful consummation of the Combination and all other Combination-Related Transactions, if any, shall have occurred or been obtained and remain in full force and effect.

6.2 Additional Conditions to Obligations of AsiaInfo. The obligations of AsiaInfo (or its designated Group Company) to effect the Combination and consummate the other Combination-Related Transactions are also subject to the following conditions, any and all of which may be waived in writing by AsiaInfo (or its designated Group Company), in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. (i) The representations and warranties of the Linkage Parties contained in Article 2 and Article 2A, when read without any qualifications relating to “materiality,” or “Linkage Material Adverse Effect,” shall be true and correct on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on the Linkage Parties, and (ii) AsiaInfo shall have received a certificate signed by the Linkage Parties, dated as of the Closing Date, to such effect.

(b) Agreements and Covenants. Linkage and the Key Linkage Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them on or prior to the Closing (except that with regard to Section 4.7(a)(i), Linkage and the Key Linkage Shareholders shall have performed or complied with the obligations set forth therein only as it relates to events that would otherwise cause the conditions set forth in Section 6.2(a) not to be satisfied). AsiaInfo shall have received a certificate signed by the Linkage Parties, dated as of the Closing Date, to such effect.

(c) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event that has had a Linkage Material Adverse Effect.

(d) Consents. All consents, authorizations and approvals of the Persons that should have been set forth in Schedule 6.2(d) of the Linkage Disclosure Schedule shall have been obtained, and Linkage shall have delivered copies of such consents, authorizations and approvals to AsiaInfo.

(e) Stockholders’ Agreement. The Stockholders’ Agreement shall remain in full force and effect as it relates to Libin Sun.

(f) Employment, Non-Compete and Non-Solicitation Agreements. Each of the Employment Agreements shall have been executed and delivered and shall remain in full force and effect.

(g) Linkage Lock-Up Agreements. The Lock-Up Agreements executed by Libin Sun and the Key Linkage Shareholders shall remain in full force and effect, and Legacy Linkage Shareholders owning at least 95% of the Linkage Shares shall have executed and delivered Lock-Up Agreements.

(h) Legal Opinions. Each of Conyers Dill & Pearman, Cayman Islands legal counsel to Linkage; Global Law Office, PRC legal counsel to the Company and Conyers Dill & Pearman, British Virgin Islands legal counsel to the Company, shall have delivered legal opinions substantially in the forms attached hereto as Exhibits H-1, H-2 and H-3, each dated as of the Closing Date, to AsiaInfo.

(i) Assignment Agreement. The Assignment Agreement shall remain in full force and effect without modification, amendment or waiver of the terms stated therein.

(j) License Agreement. All licenses to Linkage or any of its Group Companies to use any Intellectual Property or Intellectual Property Rights of Lianchuang Technology Company Limited in connection with their respective businesses shall remain in full force and effect without modification, amendment or waiver of the terms stated therein.

(k) Non-Compete Agreement. Lianchuang Technology Company Limited and each of the ten largest beneficial owners of outstanding equity of Lianchuang Technology Company Limited shall have executed and delivered to AsiaInfo the Non-Compete Agreement.

(l) Escrow Agreement. The Escrow Agent and the Shareholders’ Agent shall have executed and delivered the Escrow Agreement.

(m) No Voting Agreements. Except as specifically provided in the Stockholders’ Agreement, there shall be no voting trusts, proxies or other agreements, commitments or understandings of any character to which Linkage or any of its Group Companies or, to the knowledge of Linkage and its Group Companies, any of the shareholders of Linkage is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any AsiaInfo Common Stock.

(n) Linkage Employees. At least seventy percent (70%) of: (i) the management employees of Linkage, including employees holding titles of “vice president” and above (or employees serving in substantially similar roles) and (ii) all other employees of Linkage whose salary or other remuneration is equal to or greater than $30,000, shall remain employees of Linkage, in each case serving in a substantially similar roles to the role such management employees or other employees are serving on the date hereof.

(o) Transaction Expenses. Linkage shall have delivered evidence reasonably satisfactory to AsiaInfo that: (A) Linkage has paid all costs, fees, and expenses incurred by Linkage and its Group Companies in connection with the Combination-Related Transactions, up to a maximum aggregate amount of US$5 million, and that any other such costs, fees or expenses (above the US$5 million maximum) have been paid by Legacy Linkage Shareholders and not borne by Linkage or its Group Companies; and (B) Legacy Linkage Shareholders have paid all costs, fees, and expenses associated with Linkage’s proposed initial public offering, up to a maximum aggregate amount of US$3 million, and that any other such costs, fees or expenses (above the US$3 million maximum) have been paid by Legacy Linkage Shareholders and not borne by Linkage or its Group Companies. Notwithstanding the foregoing, in lieu of the evidence required in clause (B) of the preceding sentence, Linkage may deliver a notice to the effect that US$3 million (or the actual amount of the costs, fees and expenses in clause (B), if less) shall be deducted from the Cash Consideration to be paid at the Closing, in which case, Linkage shall still be required to provide evidence reasonably satisfactory to AsiaInfo that no costs, fees or expenses associated with Linkage’s proposed initial public offering have been or will be borne by Linkage or any of its Group Companies.

6.3 Additional Conditions to Obligations of Linkage and the Key Linkage Shareholders. The obligations of Linkage and the Key Linkage Shareholders to effect the Combination is also subject to the following conditions, any and all of which may be waived in writing by Linkage and the Shareholders’ Agent, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. (i) The representations and warranties of AsiaInfo contained in Article 3, when read without any qualifications relating to “materiality,” or “AsiaInfo Material Adverse Effect,” shall be true and correct on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on AsiaInfo, and (ii) Linkage shall have received a certificate signed by the Chief Executive Officer and President of AsiaInfo, dated as of the Closing Date, to such effect.

(b) Agreements and Covenants. AsiaInfo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and Linkage shall have received a certificate signed by the Chief Executive Officer and President of AsiaInfo, dated as of the Closing Date, to such effect.

(c) No Material Adverse Effect. From and after the date hereof there shall not have occurred any event that has had an AsiaInfo Material Adverse Effect.

(d) Consents. All consents, authorizations and approvals of the Persons set forth in Schedule 6.3(d) of the AsiaInfo Disclosure Schedule shall have been obtained, and AsiaInfo shall have delivered copies of such consents, authorizations and approvals to Linkage.

(e) Stockholders’ Agreement. The Stockholders’ Agreement shall remain in full force and effect as it relates to Edward Tian and AsiaInfo.

(f) Employment, Non-Compete and Non-Solicitation Agreements. Libin Sun, Guoxiang Liu and Xiwei Huang shall have been offered Employment Agreements to be effective upon the Closing.

(g) Registration Rights Agreement. AsiaInfo shall have executed and delivered to the LT International Limited (or Libin Sun, as applicable) the Registration Rights Agreement in substantially the form attached hereto as Exhibit D.

(h) AsiaInfo Common Stock Price. The fourteen (14)-trading day volume weighted average closing price per share of AsiaInfo Common Stock as reported on the NASDAQ Global Market ending on such date as all of the other conditions set forth in Sections 6.1 and 6.3 are satisfied (other than delivery of the certificates set forth in Sections 6.3(a) and (b) and the legal opinions set forth in Section 6.3(j) which by their nature speak as of Closing, and this Section 6.3(g)) shall be greater than or equal to US$13.58.

(i) Lock-up Agreement. The Lock-Up Agreement executed by Edward Tian shall remain in full force and effect.

(j) NASDAQ. The AsiaInfo Common Stock to be issued the Stock Consideration shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.

(k) Legal Opinions. Each of DLA Piper LLP (US), U.S. legal counsel to AsiaInfo, and Han Kun Law Offices, PRC legal counsel to AsiaInfo shall have delivered legal opinions substantially in the forms attached hereto as Exhibits I-1 and I-2, each dated as of the Closing Date, to Linkage.

(l) Director Resignations. Prior to or effective as of the Closing, one director of AsiaInfo who will not be a continuing director will have resigned and a copy of the resignation letter of such directors shall have been delivered to Linkage.

(m) New Directors. Effective as of the Closing, each of Libin Sun, Xiwei Huang and an additional designee meeting the definition of “independent director” as defined under NASDAQ Rule 5605(a)(2) and acceptable to the Nominating and Corporate Governance Committee of the AsiaInfo Board shall have been duly appointed to the board of directors of AsiaInfo as Class I, Class II, and Class III directors, as the case may be (as such terms are defined in the by-laws of AsiaInfo).

(n) Escrow Agreement. The Escrow Agent and AsiaInfo shall have executed and delivered the Escrow Agreement.

ARTICLE 7

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Combination-Related Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of (i) AsiaInfo and (ii) Linkage;

(b) by either AsiaInfo or Linkage if a Governmental Authority shall have issued an order or taken any other action that, in each case, has become final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the Combination or a transaction on substantially similar terms and conditions, unless the party seeking termination under this Section 7.1 has not complied in all material respects with its obligations under this Agreement;

(c) by AsiaInfo, if AsiaInfo is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties Linkage or the Key Linkage Shareholders herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(c)) or (ii) there has been a breach on the part of Linkage or the Key Linkage Shareholders of any covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(c)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after written notice thereof to Linkage or the Key Linkage Shareholders;

(d) by Linkage or the Shareholders’ Agent, if the Key Linkage Shareholders and Linkage are not in material breach of their respective obligations under this Agreement, and if (i) at any time the representations and warranties of AsiaInfo herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(d)), or (ii) there has been a breach on the part of AsiaInfo of any of its respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(d)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after written notice thereof to AsiaInfo;

(e) by either (i) AsiaInfo or (ii) Linkage, if, at the AsiaInfo Stockholders’ Meeting at which a vote on the AsiaInfo Voting Proposal is taken, the Required AsiaInfo Vote shall not have been obtained;

(f) by either (i) AsiaInfo or (ii) Linkage if the Combination shall not have been consummated by the date that is six (6) months, which date shall be automatically extended for an additional period of up to four (4) months as may be necessary to complete any anti-trust review by any Governmental Authority, after the date of this Agreement (the “End Date”); provided, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose material breach or failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Combination to be consummated before such date; or

(g) by Linkage if the AsiaInfo Board (or any committee thereof) shall have made an Adverse Recommendation Change.

7.2 Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void, and there will be no liability on the part of any party or any of its respective Representatives to the other and all rights and obligations of any party will cease, except that nothing herein will relieve any party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach was intentional and a material cause of such termination. The provisions of Section 4.4 (Confidentiality Agreement), this Section 7.2, Section 7.3 (Fees and Expenses) and Article 9 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and shall survive any termination of this Agreement.

7.3 Fees and Expenses.

(a) Except as expressly provided herein, all fees and expenses incurred by the parties in connection with this Agreement and the Combination-Related Transactions shall be paid by the relevant party incurring such fees and expenses (it being understood that the Legacy Linkage Shareholders shall bear the fees and expenses incurred by the Linkage Parties), whether or not the Combination is consummated.

(b) A cash termination fee equal to:

(i) US$17.6 million shall be paid by AsiaInfo to Linkage in the event of a termination of this Agreement by Linkage pursuant to Section 7.1(d) or 7.1(g).

(ii) US$17.6 million shall be paid by Linkage to AsiaInfo in the event of a termination of this Agreement by AsiaInfo pursuant Section 7.1(c).

(iii) US$10 million shall be paid by AsiaInfo to Linkage in the event of a termination of this Agreement by Linkage pursuant to Section 7.1(e).

(c) Any termination fee due under Section 7.3(b) shall be paid by wire transfer of immediately available funds within one (1) Business Day after the date of termination of this Agreement. Upon any payment pursuant to Section 7.3(b) above, the paying party shall have no further obligations under Section 7.3(b).

(d) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If either party fails to promptly pay to the other party any fee due hereunder, the non-paying party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus 1% per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing, specifying such amendment, signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument, specifying such extension or waiver, signed on behalf of such party.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding anything to the contrary in this Agreement, the right of AsiaInfo or Linkage to indemnification or other remedies at any time will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of any representation, warranty, covenant, agreement or obligation or by the waiver any condition. The representations, warranties, covenants and agreements of Linkage, the Key Linkage Shareholders and AsiaInfo contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.3, 2.4(a), 2A.1 and 2A.2, 3.2, 3.3(a) and 3.3(b), (b) until sixty (60) calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 2.15 and Section 3.13, (c) until the eighteen (18) month anniversary of the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed by Linkage, the Key Linkage Shareholders or AsiaInfo in whole or in part on or prior to the Closing, or (d) with respect to each other covenant or agreement of Linkage, the Key Linkage Shareholders or AsiaInfo contained in this Agreement, following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive (but solely with respect to the matters set forth in such Claim Notice or Indemnity Notice) if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Section 8.3(a) on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved. For the avoidance of doubt, subject to the provisions of Section 8.1, any Linkage Party shall be entitled to make a claim at any time in respect of any breach of the representations and warranties and covenants and agreements contained in this Agreement. Any such claim by a Linkage Party shall not be subject to any of the qualifications and limitations with respect to indemnification set forth in Section 8.2 and Section 8.3.

8.2 Indemnification.

(a) Indemnification by Linkage and Key Linkage Shareholders. From and after the Closing Date, Linkage and the Key Linkage Shareholders (collectively, the “Indemnifying Parties”) shall, jointly and severally, indemnify AsiaInfo and its officers, directors, employees, agents and Affiliates (excluding any Person who is a shareholder or former shareholder of Linkage) (collectively, the “Indemnified Parties”) in respect of, and hold each of them harmless from and against, any and all Actions, Losses (excluding special or punitive damages unless such damages are the subject of a Third Party Claim), diminution in value or interest (individually, an “Indemnifiable Loss” and collectively, “Indemnifiable Losses”) (it being understood that in determining the amount of any Indemnifiable Losses, the terms “material,” “materially” and “Material Adverse Effect” shall be disregarded) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

(i) any breach of or inaccuracy in any representation or warranty of Linkage or any Key Linkage Shareholder in this Agreement or the certificate delivered by the Linkage Parties pursuant to Section 6.2(a) (with respect to the representations and warranties of the Linkage Parties contained in Article 2);

(ii) any breach, non-fulfillment of or failure to perform any covenant or agreement on the part of Linkage contained in this Agreement or the certificate delivered by the Linkage Parties pursuant to Section 6.2(b) (with respect to the covenants and agreements of Linkage in this Agreement);

(iii) any payments made (whether made before or after the Closing) or any outstanding obligations to Barclays Capital, any financial or other advisor (including law firms), consultant or service provider retained by Linkage or any of its Group Companies in connection with: (A) the Combination-Related Transactions (if and to the extent Linkage has not satisfied the payment obligation set forth in Section 6.2(o)(A)), or (B) Linkage’s proposed initial public offering (if and to the extent the Legacy Linkage Shareholders have not satisfied the payment obligation set forth in Section 6.2(o)(B);

(iv) any claim by any Linkage shareholder or other Person claiming to own any share capital of Linkage, in connection with a liquidation of Linkage and/or the distribution of the Consideration as contemplated in Section 5.5, or any claim involving the formation, establishment, dissolution or revocation of any trust or other ownership arrangement involving Linkage or any of its Group Companies or any Person claiming to be a grantor, beneficiary or trustee under such trust or similar arrangement;

(v) any purchase price adjustment under Section 1.9;

(vi) any breach of Section 5.9 (entitled “Non-Competition”) of this Agreement or the Non-Compete Agreement;

(vii) any claim by a Governmental Authority or current or former employee of any of the Linkage Group Companies with respect to a failure by Linkage or any of its Group Companies to make, prior to the Closing Date, social welfare, housing fund, or other mandatory contributions in respect of or on behalf of any of its current or former employees in accordance with applicable PRC law;

(viii) any claim with respect to a failure, prior to the Closing Date, of Linkage or any of its Group Companies to obtain and complete all necessary governmental approvals that were required in connection with the transfer of any PRC state asset holding unit or other assets that were subject to laws and regulations governing the sale of state-owned assets or to the supervision of SASAC;

(ix) any claim with respect to a failure by Linkage or any of its Group Companies, prior to the Closing Date, to comply with Tax or foreign exchange regulations in connection with dividends or other distributions under applicable PRC laws;

(x) any claim with respect to a failure, prior to the Closing Date, to comply with Circular 75 registration requirements by any Legacy Linkage Shareholder, or any failure of Linkage or any of its Group Companies to comply with any other SAFE Rules and Regulations prior to the Closing Date;

(xi) any claim with respect to Linkage Technology (Nanjing) Co., Ltd. not having all right, title and interest in and to any Intellectual Property and Intellectual Property Rights that are currently licensed or purportedly licensed from Lianchuang Technology Company Limited and used by Linkage or any of its Group Companies in connection with their respective businesses

(xii) any failure of Linkage at any time, or any failure of Linkage’s Group Companies prior to the Closing Date, to pay or withhold any applicable Taxes and/or fees (including any penalties and interest) incurred in connection with the Combination-Related Transactions.

(b) Indemnification by Key Linkage Shareholders. Each of the Indemnifying Parties other than Linkage shall, severally and not jointly, indemnify the Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Indemnifiable Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of or inaccuracy in any representation or warranty of such Key Linkage Shareholder in Article 2A of this Agreement or in any certificate delivered by such Key Linkage Shareholder pursuant to Section 6.2(a) or Section 6.2(b) of this Agreement (with respect to the representations and warranties of the Key Linkage Shareholders contained in Article 2A or the covenants and agreements of the Key Linkage Shareholders in this Agreement).

(c) Limitations on Indemnity. No amounts of indemnity shall be payable as a result of any claim arising under Section 8.2(a)(i) or 8.2(b) in respect of a misrepresentation or breach of warranty by Linkage or the Key Linkage Shareholders unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Indemnifiable Losses referred to in such section in excess of US$300,000 in the aggregate (the “Basket”), in which event the Indemnified Parties shall be entitled to seek indemnity from Linkage or the Key Linkage Shareholders, as applicable, for the full amount of such Indemnifiable Losses, provided, that this paragraph (c) shall not apply to (i) a breach or inaccuracy of any of the representations of Linkage or the Key Linkage Shareholders contained in Sections 2.3, 2.4 and 2.20, (ii) any Working Capital Shortfall or (iii) fraud related to a representation or warranty contained herein, in any schedule hereto, or in any certificate delivered by the Linkage Parties at the Closing pursuant to Section 6.2(a) and Section 6.2(b) of this Agreement.

(d) Additional Limitations on Indemnity.

(i) To the extent Losses are recoverable by insurance, the Indemnified Parties shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In computing any individual or aggregate amounts of Losses, the amount of such Losses shall be deemed to be an amount net of any insurance proceeds which the Indemnified Parties have a right to receive and any indemnity, contribution or other similar payment payable by any third party to such Indemnified Parties with respect thereto, so long as, in all cases, the timing, receipt or realization of insurance proceeds or recoveries from third parties, the amount of increased costs of insurance arising from the receipt or collection of such insurance proceeds, and the costs of collection shall be taken into account in determining the amount of any reduction in the indemnification claim. In the event that an insurance or other recovery is made by any Indemnified Party with respect to Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Party. The Indemnifying Parties shall be subrogated to all rights of the Indemnified Parties in respect of Losses indemnified by the Indemnifying Parties.

(ii) The amount of any Indemnifiable Loss subject to indemnification under this Section 8.2 shall be calculated net of (i) any Tax Relief inuring to the Indemnified Parties on account of such Indemnifiable Losses and (ii) any specific reserves set forth in any of the Linkage Financial Statements for such Indemnifiable Losses (to the extent of such reserves). For purposes hereof, “Tax Relief” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid, by the recipient of such benefit. The Indemnified Parties shall take all commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses. For Tax purposes, the Parties agree to treat all payments made under this Article 8 as adjustments to the consideration received for the Shares.

(iii) Notwithstanding anything to the contrary contained in this Agreement, absent fraud or intentional misrepresentation the maximum amount of Indemnifiable Losses which may be recovered from the Indemnifying Parties pursuant to the provisions of

Section 8.2(a)(i) and Section 8.2(b) shall be limited to US$176 million, which amount, for the avoidance of doubt, includes the Escrow Amount. Each share of AsiaInfo Common Stock that is distributed from the Escrow Fund to satisfy any Indemnifiable Losses shall be valued at US$24.07.

(iv) Except with respect to intentional misrepresentation or fraud claims and as set forth in Section 9.5, this Article 8 constitutes the Indemnified Parties’ sole and exclusive remedy for any and all monetary claims relating to or arising from the matters set forth in Section 8.2(a) and Section 8.2(b).

8.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.2 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 8.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than AsiaInfo or any Affiliate of AsiaInfo (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Shareholders’ Agent on behalf of any Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim only to the extent that the Indemnifying Party’s ability to defend has been actually and materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.2 and whether the Indemnifying Party elects to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party elects to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.3(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party with counsel reasonably satisfactory to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 8.2). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if (a) it irrevocably waives its right to indemnity under Section 8.2 with respect to such Third Party Claim, (b) the amount in controversy exceeds amounts in the Escrow Fund, (c) the Third Party Claim involves relief other than the payment of monetary damages, (d) if a conflict of interest arises between the Indemnifying Party and the Indemnified Party, or (e) events arise (as determined by the Indemnified Party in good faith) that impair the ability of the Indemnifying Party to fully, vigorously and diligently defend the Third Party Claim. In such event, the Indemnifying Party shall have the right, in its sole discretion, to settle any such claim; provided that with respect to the matters set forth in clauses (b), (c) (d) and (e) of this Section 8.3(a)(i) any such settlement shall be subject to the consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned). In the event that the Shareholders’ Agent has consented to any such settlement, the Shareholders’ Agent shall not object to the amount of any claim by the Indemnified Party against the Escrow Fund for indemnity with respect to such settlement.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party elects to defend the Third Party Claim pursuant to Section 8.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 8.3 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Indemnifiable Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.2(a) and the Indemnifying Party shall pay the amount of such Indemnifiable Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days of receipt of the Claim Notice (the “Resolution Period”), such dispute shall be resolved by arbitration in accordance with Section 9.7.

(b) In the event any Indemnified Party should have a claim under Section 8.3 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been actually and materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Indemnifiable Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.2(a) or Section 8.2(b), as applicable, and the Indemnifying Party shall pay the amount of such Indemnifiable Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 9.8.

8.4 Shareholders’ Agent.

(a) Appointment of the Shareholders’ Agent. The Shareholders’ Agent shall be constituted and appointed as agent for and on behalf of the Legacy Linkage Shareholders to give and receive notices and communications related to this Agreement, to authorize delivery to AsiaInfo of the monies from the Escrow Fund in satisfaction of claims by AsiaInfo, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) Business Days’ prior written notice to AsiaInfo. No bond shall be required of the

Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Legacy Linkage Shareholders.

(b) No Liability. The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholders’ Agent, while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Key Linkage Shareholders shall severally indemnify and hold the Shareholders’ Agent harmless against any Loss incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c) Access to Information. The Shareholders’ Agent shall have reasonable access to information about AsiaInfo and the reasonable assistance of AsiaInfo’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about AsiaInfo to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Conflict of Interest. AsiaInfo acknowledges that the Shareholders’ Agent may have a conflict of interest with respect to his duties as Shareholders’ Agent, and in such regard the Shareholders’ Agent has informed AsiaInfo that he will act in the best interests of the Legacy Linkage Shareholders.

8.5 Actions of the Shareholders’ Agent. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Legacy Linkage Shareholders for whom Consideration otherwise issuable to them is deposited in the Escrow Fund, and shall be final, binding and conclusive upon each such Legacy Linkage Shareholder. The Escrow Agent and AsiaInfo may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such Legacy Linkage Shareholder. The Escrow Agent and AsiaInfo are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) five (5) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after being sent by commercial overnight courier service; or (iv) one (1) Business Day after transmission, if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a) if to AsiaInfo, to:

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attention: Wei Li, Chief Financial Officer

Fax: +86 10 8216 6028

Tel: +86 10 8216 6699

with a copy (which shall not constitute notice) to:

DLA Piper Beijing Representative Office

20th Floor, South Tower, Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: Matthew D. Adler

                 Steven Liu

Fax: +86 10 6561 5158

Tel: +86 10 6561 1788

(b) if to Linkage, to:

Linkage Technologies International Holdings Limited

No. 16 Building,

No. 12 Dinghuaimen

Nanjing 210013, PRC

Attention: Libin Sun

Fax:   +86 25 8375 3969

Tel: : +86 25 8375 3888

with a copy (which shall not constitute notice) to:

Latham & Watkins

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: David T. Zhang

Fax:  +852 2522 7006

Tel:   +852 2522 7886

(c) if to the Shareholders’ Agent, to:

c/o Linkage Technologies International Holdings Limited

No. 16 Building,

No. 12 Dinghuaimen

Nanjing 210013, PRC

Attention: Libin Sun

Fax:   +86 25 8375 3969

Tel: : +86 25 8375 3888

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended; provided, however, that if such receipt is on a day that is not a Business Day, such notice or other communication shall be deemed to have been duly given on the next Business Day following such receipt.

9.2 Counterparts. This Agreement may be executed and delivered by facsimile or other electronic transmission in .PDF format and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including, without limitation, the Linkage Disclosure Schedule and the other exhibits and schedules hereto: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party. For the avoidance of doubt, although AsiaInfo may purchase the Shares through one of its Group Companies, the obligations of AsiaInfo set forth in this Agreement shall at all times remain obligations of AsiaInfo and may not be assigned to any Person (including any of its Group Companies) without the written consent of Linkage (or, if Linkage’s corporate existence has ceased, the Shareholders’ Agent).

9.4 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5 Specific Performance; Remedies. The parties hereto agree that irreparable harm would occur and that there will be no adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any remedies that may be available under Article 8 or otherwise pursuant to this Agreement upon such nonperformance or breach, each party hereto shall have the right to seek injunctive relief to restrain a breach or threatened breach, or otherwise to obtain specific performance, of any provision of this Agreement. For purposes of such injunctive relief or specific performance, the parties hereto consent to submit to the personal jurisdiction of any U.S. federal or State court located in New York County, in the State of New York, and agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

9.7 Arbitration.

(a) Except as otherwise provided in this Agreement, any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration at the Hong Kong International Arbitration Centre under the rules of UNCITRAL (the “Rules”) as are in force at the date of the notice of arbitration commencing any such arbitration, but subject to the amendments made to the Rules by the rest of this Section 9.7. For the purpose of such arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators, each of AsiaInfo and the Shareholders’ Agent shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the Hong Kong International Arbitration Centre upon application made to it for such purpose. The place of arbitration shall be in Hong Kong. All arbitration proceedings shall be conducted in the English language. The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 9.6 of this Agreement. Judgment upon any arbitral award rendered hereunder may be entered in any court, and/or application may be made to any such court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.

(b) Each party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

(c) The costs and expenses of the arbitration, including the fees of the arbitration, including the fees of the Board of Arbitration, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel.

(d) Any award made by the Board of Arbitration shall be final and binding on each of the parties that were parties to the dispute. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Board of Arbitration so that there shall be no appeal to any court of law from the award of the Board of Arbitration, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Board of Arbitration was given.

(e) Notwithstanding this Section 9.7 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where that party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against the other, provided there is no unreasonable delay in the prosecution of that application.

(f) This Agreement and the rights and obligations of AsiaInfo, Linkage and the Key Linkage Shareholders shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(g) Any party will have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies under applicable law or in equity.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing, specifying such amendment or waiver, and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

9.10 No Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or partner of any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, AsiaInfo, Linkage, the Key Linkage Shareholders and the Shareholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

ASIAINFO HOLDINGS, INC.

By:	/s/ Steve Zhang
Name:	Steve Zhang
Title:	Chief Executive Officer

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Libin Sun
Name:	Libin Sun
Title:	Chairman and Chief Executive Officer

KEY LINKAGE SHAREHOLDERS

By:	/s/ Libin Sun
Name:	Libin Sun
Title:

By:	/s/ Guoxiang Liu
Name:	Guoxiang Liu
Title:

By:	/s/ Xiwei Huang
Name:	Dr. Xiwei Huang
Title:

By:	/s/ Haidong Pang
Name:	Haidong Pang
Title:

By:	/s/ Libin Sun
For and on behalf of LT International Limited
Name:	Libin Sun
Title:

SHAREHOLDERS’ AGENT

By:	/s/ Libin Sun
Name:	Libin Sun
Title:

[SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT]

1

ATTACHMENT 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Referee” has the meaning set forth in Section 1.8(d)(v).

“Action” has the meaning set forth in Section 2.11.

“Actual Net Debt” has the meaning set forth in Section 1.9(a).

“Actual New Customer Order Amount” has the meaning set forth in Section 1.8(b).

“Actual Working Capital” has the meaning set forth in Section 1.9(a).

“Adverse Recommendation Change” has the meaning set forth in Section 4.10.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Challenge” has the meaning set forth in Section 4.8(c).

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control legal requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“AsiaInfo” has the meaning set forth in the introductory paragraph.

“AsiaInfo Acquisition Proposal” has the meaning set forth in Section 4.2(b)(i).

“AsiaInfo Board” means the board of directors of AsiaInfo.

“AsiaInfo Charter Documents” has the meaning set forth in Section 3.1(a).

“AsiaInfo Common Stock” has the meaning set forth in Section 1.1(b).

“AsiaInfo Disclosure Schedule” has the meaning set forth in Article 3.

“AsiaInfo Financial Statements” has the meaning set forth in Section 3.4(b).

“AsiaInfo Group Company Charter Documents” has the meaning set forth in Section 3.2(c).

“AsiaInfo Intellectual Property” has the meaning set forth in Section 3.15(a)(ii).

“AsiaInfo IP Licenses” has the meaning set forth in Section 3.15(a)(i).

“AsiaInfo Licensed Intellectual Property” has the meaning set forth in Section 3.15(a)(iii).

“AsiaInfo Material Adverse Effect” means any event, change or effect that, individually or together with all other events, changes or effects prior to the date of determination has had or would reasonably be expected to have a materially adverse effect on the financial condition, properties, assets (including, without limitation, intangible assets), liabilities, business, operations, or results of operations of AsiaInfo and its Group Companies taken together as a whole, or the ability of AsiaInfo to consummate the Combination-Related Transactions; provided, however, that an “AsiaInfo Material Adverse Effect” shall not include any event, change or effect resulting from changes exclusively attributable to (i) general economic conditions (provided such entity or group of entities is not disproportionately impacted by such conditions), (ii) general industry conditions (provided such entity or group of entities is not disproportionately impacted by such conditions), (iii) the announcement or pendency of the Combination, (iv) any action or inaction by AsiaInfo (A) taken or omitted to be taken with Linkage’s prior written consent, (B) at Linkage’s written request, or (C) required by this Agreement, (v) any modifications of or to law applicable to AsiaInfo or any generally accepted accounting principles or the interpretation or application thereof; (vi) any act of terrorism, war, calamity or act of God, to the extent that such act does not have a materially disproportionate effect on the AsiaInfo or (vii) any decrease in the trading price of AsiaInfo Common Stock due to the failure to meet any projections or budgets (provided that the underlying cause for such failure may still qualify as a Material Adverse Effect if it satisfies one of the foregoing tests).

“AsiaInfo Material Contract” has the meaning set forth in Section 3.5(a).

“AsiaInfo-Owned Intellectual Property” has the meaning set forth in Section 3.15(a)(iv).

“AsiaInfo Permits” has the meaning set forth in Section 3.9.

“AsiaInfo Preferred Stock” has the meaning set forth in Section 3.2(a).

“AsiaInfo Products” has the meaning set forth in Section 3.15(a)(v).

“AsiaInfo Registered Intellectual Property Rights” has the meaning set forth in Section 3.15(a)(vi).

“AsiaInfo SEC Reports” has the meaning set forth in Section 3.4(a).

“AsiaInfo Stockholders’ Meeting” has the meaning set forth in Section 4.9(a).

“AsiaInfo Stock Plan” has the meaning set forth in Section 3.2(a).

“AsiaInfo Variable Interest Entities” has the meaning set forth in Section 3.2(c).

“AsiaInfo Voting Proposal” has the meaning set forth in Section 4.10.

“Assignment” has the meaning set forth in Section 5.8.

“Assignment Agreement” has the meaning set forth in Section 5.8.

“Basket” has the meaning set forth in Section 8.2(c).

“Board of Arbitration” has the meaning set forth in Section 9.7.

“Business Day” means any day other than a Saturday or a Sunday or other day on which banking institutions located in the city of Beijing in the PRC or in the State of New York are authorized or required by law or other governmental action to close.

“Cash Consideration” has the meaning set forth in Section 1.1(b).

“Cash Consideration Distribution Schedule” has the meaning set forth in Section 1.2(b).

“China” or “PRC” means the People’s Republic of China. For purposes of this Agreement, “China” or “PRC” shall not include Hong Kong, the Macau Special Administrative Region of China, and Taiwan.

“Circular 75” has the meaning set forth in Section 2A.2(e).

“Claim Notice” means written notification pursuant to Section 8.3(a) of a Third Party Claim as to which indemnity under Section 8.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.2, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Cleanup” means all actions to: (1) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment, that in any such case are reasonably determined by the Person taking the actions to be required under any applicable Environmental Law or reasonably determined to be desirable in order to mitigate or avoid liability under any such law.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.8(a).

“Combination” has the meaning set forth in Recital B.

“Combination-Related Transactions” has the meaning set forth in Section 2.4(a).

“Company” has the meaning set forth in Recital B.

“Confidentiality Agreement” has the meaning set forth in Section 4.4.

“Consideration” has the meaning set forth in Section 1.1(b).

“Consideration Adjustment” has the meaning set forth in Section 1.8(b).

“Consideration Distribution Schedules” has the meaning set forth in Section 1.2(b).

“Copyrights” has the meaning set forth in Section 2.17(a).

“Dispute Period” means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 1.8(a).

“Employment Agreements” has the meaning set forth in Section 5.1.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever.

“End Date” has the meaning set forth in Section 7.1(f).

“Environmental Claim” means any claim, action, cause of action, investigation, demand, letter, request for information or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release of any Hazardous Substance, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any applicable law, treaty or governmental restriction or agreement with any Governmental Authority which is in effect in the PRC relating to the protection, investigation or restoration of the environment (including natural resources) or the health or safety of human or other living organisms, including the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, Release or management of, or other activities with respect to, Hazardous Substances, in each case as in effect from time to time prior to, on and after the Closing.

“Equitable Exceptions” has the meaning set forth in Section 2.4(b).

“Escrow Agent” means an internationally recognized financial institution to be mutually agreed upon by Linkage and AsiaInfo, which shall act as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.2(b).

“Escrow Amount” has the meaning set forth in Section 1.2(b).

“Escrow Distribution Schedule” has the meaning set forth in Section 1.3.

“Escrow Fund” has the meaning set forth in Section 1.3.

“Escrow Termination Date” has the meaning set forth in Section 1.3

“Exchange Act” has the meaning set forth in Section 3.4(a).

“FCPA” has the meaning set forth in Section 2.9(c).

“Final Objection Notice” has the meaning set forth in Section 1.8(d)(iv).

“Final Response Period” has the meaning set forth in Section 1.8(d)(iv).

“GAAP” has the meaning set forth in Section 2.5(b).

“Governmental Authority” has the meaning set forth in Section 2.1(a).

“Group Company” means, with respect to any Person, each of its direct and indirect Subsidiaries.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, asbestos or asbestos-containing products or materials, chlorofluorocarbon-hydrofluorocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing; and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning (in any language).

“Indemnifiable Loss” has the meaning set forth in Section 8.2(a).

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Indemnity Notice” means written notification pursuant to Section 8.3(b) of a claim for indemnity under Section 8.2 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Insurance Policies” has the meaning set forth in Section 2.14(a).

“Intellectual Property” has the meaning set forth in Section 2.17(a).

“Intellectual Property Rights” has the meaning set forth in Section 2.17(a).

“Internet Properties” has the meaning set forth in Section 2.17(a).

“Key Employee” has the meaning set forth in Section 2.18(a).

“Key Linkage Shareholder” has the meaning set forth in the introductory paragraph.

“Legacy Linkage Shareholders” means the Key Linkage Shareholders and all other holders as of the date of this Agreement and as of the Closing Date of outstanding share capital or securities or other rights convertible into or exchangeable for outstanding share capital of Linkage.

“Linkage” has the meaning set forth in the introductory paragraph.

“Linkage Acquisition Proposal” has the meaning set forth in Section 4.2(a)(i).

“Linkage Board” shall mean the board of directors of Linkage.

“Linkage BVI Shares” has the meaning set forth in Recital D.

“Linkage Charter Documents” has the meaning set forth in Section 2.1(a).

“Linkage Disclosure Schedule” has the meaning set forth in Article 2.

“Linkage Financial Statements” has the meaning set forth in Section 2.5(a).

“Linkage Group Company Charter Documents” has the meaning set forth in Section 2.2(a).

“Linkage Intellectual Property” has the meaning set forth in Section 2.17(a)(iv).

“Linkage Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“Linkage IP Licenses” has the meaning set forth in Section 2.17(a).

“Linkage Licensed Intellectual Property” has the meaning set forth in Section 2.17(a).

“Linkage Material Adverse Effect” means any event, change or effect that, individually or together with all other events, changes or effects prior to the date of determination has had or would reasonably be expected to have a materially adverse to the financial condition, properties, assets (including, without limitation, intangible assets), liabilities, business, operations, or results of operations of Linkage and its Group Companies taken together as a whole, or the ability of Linkage to consummate the Combination-Related Transactions; provided, however, that a “Linkage Material Adverse Effect” shall not include any event, change or effect resulting from changes exclusively attributable to (i) general economic conditions (provided such entity or group of entities is not disproportionately impacted by such conditions), (ii) general industry conditions (provided such entity or group of entities is not disproportionately impacted by such conditions), (iii) the announcement or pendency of the Combination, (iv) any action or inaction by Linkage (A) taken or omitted to be taken with AsiaInfo’s prior written consent, (B) at AsiaInfo’s written request, or (C) required by this Agreement, (v) any modifications of or to law applicable to Linkage or any generally accepted accounting principles or the interpretation or application thereof; or (vi) any act of terrorism, war, calamity or act of God, to the extent that such act does not have a materially disproportionate effect on Linkage.

“Linkage Material Contract” has the meaning set forth in Section 2.6(a).

“Linkage Most Recent Balance Sheet” has the meaning set forth in Section 2.7.

“Linkage Option Plan” has the meaning set forth in Section 2.3(c).

“Linkage Options” has the meaning set forth in Section 2.3(c).

“Linkage-Owned Intellectual Property” has the meaning set forth in Section 2.17(a).

“Linkage Parties” has the meaning set forth in the first paragraph of Article 2.

“Linkage Permits” has the meaning set forth in Section 2.10(a).

“Linkage Plan” means a Plan that Linkage or any Group Company, or any Affiliate, sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or that otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of Linkage or any Group Company, on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date.

“Linkage Products” has the meaning set forth in Section 2.17(a).

“Linkage Registered Intellectual Property Rights” has the meaning set forth in Section 2.17(b).

“Linkage Shares” has the meaning set forth in Section 2.3(a).

“Linkage Shareholders” means, collectively and without duplication, the Key Linkage Shareholders and the Legacy Linkage Shareholders.

“Linkage Software Products” means any Software developed by or on behalf of Linkage or any of its Group Companies in connection with any products or services offered by Linkage or its Group Companies to customers.

“Lock-Up Agreements” has the meaning set forth in Section 1.4.

“Losses” has the meaning set forth in Section 2.11.

“MOFCOM” has the meaning set forth in Section 2.10(b).

“Net Debt” means, with respect to Linkage and its Group Companies on a consolidated basis, short-term debt plus long-term debt minus cash and cash equivalents.

“New Customer Orders” has the meaning set forth in Section 1.8(b)(ii).

“New Order Statement” has the meaning set forth in Section 1.8(d)(i).

“Non-Compete Agreement” has the meaning set forth in Section 5.10.

“Patents” has the meaning set forth in Section 2.17(a).

“Permits” has the meaning set forth in Section 2.10(a).

“Permitted Encumbrance” has the meaning set forth in Section 2.13(a).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral.

“PRC Overseas Investment and Listing Regulations” has the meaning set forth in Section 2.9(e).

“Proxy Statement” has the meaning set forth in Section 4.9(a).

“Registered Intellectual Property Rights” has the meaning set forth in Section 2.17(a).

“Registration Rights Agreement” has the meaning set forth in Section 1.5.

“Related Parties” has the meaning set forth in Section 2.21.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape.

“Request Notice” has the meaning set forth in Section 1.8(d)(ii).

“Required AsiaInfo Vote” has the meaning set forth in Section 3.3(a).

“Representatives” has the meaning set forth in Section 4.2(a)(i).

“Resolution Period” has the meaning set forth in Section 8.3(a)(iii).

“Response Period” has the meaning set forth in Section 1.8(d)(ii).

“Returns” has the meaning set forth in Section 2.15(a).

“RMB” means the renminbi, the lawful currency of the PRC.

“Rules” shall have the meaning set forth in Section 9.7(a).

“SAFE Rules and Regulations” has the meaning set forth in Section 2.9(d).

“SASAC” means the State-owned Assets Supervision and Administration Commission of the State Council of the PRC and/or its relevant local counterpart, as appropriate.

“SEC” has the meaning set forth in Section 3.3(d).

“SEC Report Exclusions” has the meaning set forth in Section 3.2(c).

“Securities Act” shall have the meaning set forth in Section 1.2(b).

“Shareholders’ Agent” has the meaning set forth in the introductory paragraph.

“Shares” has the meaning set forth in Section 1.1(a).

“SIPO” has the meaning set forth in Section 5.8.

“Small AsiaInfo Acquisition Transaction” shall mean (i) any acquisition or purchase of all or substantially all of the assets of any Person or group of Persons by AsiaInfo or any of its Group Companies; or (ii) any acquisition or purchase by AsiaInfo or any of its Group Companies of a business (or all of the outstanding equity securities with respect to such business) from any Person or group of Persons; provided, that in any of such transactions in (i) or (ii), the aggregate consideration paid or to be paid by AsiaInfo or any of its Group Companies with respect to the transaction in question consists solely of cash and is not more than US$10 million.

“Software” has the meaning set forth in Section 2.17(a).

“Standard Commercial Software” has the meaning set forth in Section 2.17(a).

“Stock Consideration” has the meaning set forth in Section 1.1(b).

“Stock Consideration Distribution Schedule” has the meaning set forth in Section 1.2(b).

“Stockholders’ Agreement” has the meaning set forth in Section 5.6.

“Structuring” has the meaning set forth in Section 3.2(c).

“Structuring Documents” has the meaning set forth in Section 3.2(c).

“Subject Options” has the meaning set forth in Section 2.3(c).

“Subsidiary” means, as to any party hereto, any entity, at least 50% of the outstanding equity or financial interests of which are owned, directly or indirectly and beneficially or of record, by such party, and including any variable interest entity required under GAAP to be consolidated with such party.

“Target Net Debt” means US$12.4 million.

“Target Working Capital” means US$36.0 million.

“Tax,” “Taxes,” and “Taxation” have the meanings set forth in Section 2.15(a).

“Tax Authority” has the meanings set forth in Section 2.15(a).

“Tax Benefits” has the meaning set forth in Section 2.15(i).

“Tax Liens” has the meaning set forth in Section 2.15(e).

“Tax Relief” has the meaning set forth in Section 8.2(d)(ii).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Trademarks” has the meaning set forth in Section 2.17(a).

“Transfer Taxes” has the meaning set forth in Section 5.11.

“U.S.” or “United States” means the United States of America.

“US$” means the United States dollar, the lawful currency of the United States.

“VAT” means any valued added tax or similar tax.

“Voting Agreement” has the meaning set forth in Section 5.7.

“Working Capital” means, with respect to Linkage and its Group Companies, consolidated current assets (including cash and cash equivalents, restricted cash, accounts receivable, inventories and contracts in progress, prepaid expenses, other current assets and the current portion of deferred tax assets), minus consolidated current liabilities (including short-term bank borrowings, accounts payable, accrued payroll and welfare, deferred revenue, accrued expenses and other payables, income tax payable, dividends payable and the current portion of deferred tax liabilities).

“Working Capital Shortfall” has the meaning set forth in Section 1.9(b).

EXHIBIT A-1

LIST OF KEY LINKAGE SHAREHOLDERS

Libin Sun, an individual with the PRC identity number 320113196301142870

Guoxiang Liu, an individual with the PRC identity number 320106640318241

Xiwei Huang, an individual with the PRC identity number 320106701217321

Haidong Pang, an individual with the PRC identity number 320113690119485

LT International Limited, a company organized under the laws of the British Virgin Islands